    As filed with the Securities and Exchange Commission on August 25, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               ANDROMEDIA, INC.
            (Exact name of Registrant as specified in its charter)

       Delaware                     7372                         68-0370250
   (State or other
   jurisdiction of
   incorporation or     (Primary Standard Industrial          (I.R.S. Employer
    organization)        Classification Code Number)       Identification Number)

   818 Mission Street, Second Floor, San Francisco, CA 94103, (415) 365-6700 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                Kent B. Godfrey
                            Chief Executive Officer
   818 Mission Street, Second Floor, San Francisco, CA 94103, (415) 365-6700 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

                Jeffrey A. Herbst                                  Tracy K. Edmonson
                Gil M. Labrucherie                                   Tad J. Freese
                David L. Leibsohn                                  Michael R. Fassler
                Christine S. Wong                                   Latham & Watkins
         Wilson Sonsini Goodrich & Rosati                        505 Montgomery Street
             Professional Corporation                                  Suite 1900
                650 Page Mill Road                              San Francisco, CA 94111
               Palo Alto, CA 94304                               Phone: (415) 391-0600
              Phone: (650) 493-9300                               Fax: (415) 395-8095
               Fax: (650) 493-6811

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                               Proposed Maximum
                                                  Aggregate
            Title of Each Class of              Offering Price     Amount of
         Securities to be Registered                 (1)        Registration Fee

-------------------------------------------------------------------------------
Common Stock, $0.001 par value...............    $40,000,000        $11,120

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION --  August 25, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

      , 1999


                               [ANDROMEDIA LOGO]


                               Shares of Common Stock

--------------------------------------------------------------------------------

    Andromedia, Inc.:    The Offering:


    . We believe that we  . We are offering
      are the first             shares of our
      company to offer a    common stock.
      comprehensive e-
      marketing solution
      that combines
      advanced Web site
      monitoring,
      personalization
      and analysis
      capabilities.

                          . The underwriters
                            have an option to
                            purchase an
                            additional
                            shares from
                            Andromedia to
                            cover over-
                            allotments.


    . Andromedia, Inc.
      818 Mission Street  . This is our
      Second Floor San      initial public
      Francisco, CA         offering, and no
      94103 (415) 365-      public market
      6700                  currently exists
                            for our shares. We
                            anticipate that
                            the initial public
                            offering price
                            will be between
                            $     and $  .

    Proposed Symbol and
    Market:

    . ANDO/Nasdaq
      National Market

                          . We expect to use
                            the proceeds from
                            this offering for
                            general corporate
                            purposes,
                            principally
                            working capital,
                            capital
                            expenditures and
                            additional sales
                            and marketing
                            efforts.

                          . Closing:       ,
                            1999.


    -------------------------------------------

                              Per Share Total
    -----------------------------------------
     Public offering price:   $         $
     Underwriting fees:
     Proceeds to Andromedia:
    -----------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
       SG Cowen
               C.E. Unterberg, Towbin
                         Wit Capital Corporation
                                                                  DLJdirect Inc.

            [Graphics depicting the Andromedia e-marketing solution]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock. In this prospectus, unless the context indicates otherwise, the "Company," "Andromedia," "we," "us" and "our" refer to Andromedia, Inc. and its consolidated subsidiaries.

  Andromedia(R), ARIA(R), LikeMinds(TM) and Moviecritic(R) are trademarks/service marks of Andromedia, Inc. Every other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.






                               TABLE OF CONTENTS

                                      Page
Prospectus Summary...................    1
Risk Factors.........................    4
Use of Proceeds......................   13
Dividend Policy......................   13
Capitalization.......................   14
Dilution ............................   15
Selected Consolidated Financial
 Data................................   16
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................   18
Business.............................   28
Management...........................   41

                                                                           Page
                        Certain Transactions..............................   52
                        Principal Stockholders............................   53
                        Description of Capital Stock......................   55
                        Shares Eligible for Future Sale...................   58
                        Underwriting......................................   60
                        Legal Matters.....................................   62
                        Experts...........................................   63
                        Where You Can Find More Information...............   63
                        Index to Financial Statements.....................  F-1

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Unless stated otherwise, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised and that we reincorporate into Delaware immediately prior to the offering.

                                Andromedia, Inc.

  We believe that we are the first company to offer a comprehensive e-marketing solution that combines advanced Web site monitoring, personalization and analysis capabilities. Our solution monitors and analyzes Web site activity and visitor behavior data and, in real-time, helps our customers improve the effectiveness of their Internet marketing and selling efforts. Our solution helps companies identify and target the most qualified customers, understand their tastes and preferences, refine sales and marketing tactics in real-time and predict likely cross-selling opportunities. We have designed our solution to convert Web site browsers into buyers, and buyers into loyal customers, which we believe can significantly increase our customers' e-commerce revenues.

  The Internet has emerged as a powerful and rapidly growing medium for communication and commerce. While some early participants in e-commerce have achieved a high degree of brand recognition and revenue growth, they are now facing an increasingly competitive market. The result is that many companies are finding it difficult to attract and retain customers through their Web sites. Forrester Research estimates that only 2.7% of first time visitors to an e-commerce Web site convert from browsers into buyers.

  In order to attract and retain customers, companies must improve their Web site monitoring, personalization and analysis capabilities. With improved Web site monitoring capabilities, companies are able to gain insight about their customers by observing and capturing customer behavior in real-time as customers browse their Web site. By personalizing Web page content to better reflect customer tastes and preferences, companies are able to enhance the user's Web site experience and improve the conversion rate of browsers into buyers. With improved Web site analysis, companies can receive feedback to measure and evaluate the effectiveness of their marketing messages, promotions and campaigns.

  Our e-marketing software applications consist of our ARIA and LikeMinds product lines which are sold as an integrated solution or individually.

  . ARIA provides comprehensive Web site monitoring and analysis that allows marketers to better understand how customers respond to particular Web pages, content categories and e-marketing campaigns.

  . LikeMinds personalization software provides personally relevant predictions of which content and products will be best suited for Web site visitors.

  In addition, we provide professional services to assist customers in identifying, implementing and integrating Web-based technologies to improve the effectiveness of their Internet marketing and selling efforts.

  We believe our solution provides a highly effective "virtual salesperson" for online customers. It collects data on customer browsing and shopping behavior and works with other e-commerce applications to interact with online customers in real-time. Our solution gains information about their tastes and preferences and provides personally relevant information and purchase recommendations. Our solution also refines its marketing and selling tactics based on immediate feedback and analysis.

  Our objective is to be the leading provider of e-marketing software solutions for marketing and selling on the Internet. Key elements of our strategy include establishing our products as the leading e-marketing software solution, delivering the most comprehensive e-marketing solution, leveraging and expanding relationships with leading e-commerce software providers, expanding our global presence, capitalizing on our installed base of customers and pursuing strategic acquisitions.

  We have over 100 customers in a broad range of industries including education, government, entertainment, financial services, manufacturing, media, online merchants and traditional retailers. Our customers include Chase Manhattan Bank, Daimler-Chrysler, E*Trade, Internet Gift Registry, Levi Strauss & Co., Motley Fool, Sun Microsystems, The Weather Channel, United Parcel Service and the United States Postal Service. We market our products and services primarily through our direct sales force and to a lesser extent through indirect channels including Internet service providers, application service providers, systems integrators and Web design studios, as well as other technology and marketing partners.

  We were incorporated in California in January 1996, and we intend to reincorporate in Delaware immediately prior to the offering. Our corporate headquarters are located at 818 Mission Street, Second Floor, San Francisco, California 94103. We maintain sales and support offices in Boston, Chicago, London, Los Angeles, New York City and Washington, D.C.

                                  The Offering

Common stock offered by
 Andromedia......................                shares

Common stock to be outstanding
 after this offering.............                shares

Use of proceeds..................  We plan to use the proceeds from this offering for general corporate purposes, principally working
                                   capital, capital expenditures and additional sales and
                                   marketing efforts, as well as potential acquisitions.

Proposed Nasdaq National Market
 symbol..........................  ANDO

This table is based on shares outstanding as of July 31, 1999. This table excludes:

  . 3,314,596 shares subject to outstanding options as of July 31, 1999 at a weighted average exercise price of $1.93 per share;

  . 2,641,466 additional shares available for grant as of July 31, 1999 under our 1996 stock plan, 1997 stock plan, 1999 stock plan and 1999 employee stock purchase plan; and

  . 159,230 shares of common stock subject to outstanding warrants at a weighted average exercise price of $4.90 per share.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

  You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                                              Years Ended       Six Months
                                             December 31,     Ended June 30,
                                            ----------------  ----------------
                                             1997     1998     1998     1999
                                            -------  -------  -------  -------
Statement of Operations Data:
 Revenues:
  Licenses................................. $   413  $ 1,153  $   461  $ 1,715
  Services and maintenance.................      36      816      196      907
                                            -------  -------  -------  -------
   Total revenues..........................     449    1,969      657    2,622
 Gross profit..............................     406      954      424      590
 Loss from operations......................  (3,409)  (9,677)  (3,449)  (8,626)
 Net loss..................................  (3,350)  (9,556)  (3,454)  (8,608)
 Pro forma basic and diluted net loss per
  share....................................          $  0.95           $  0.59
                                                     =======           =======
 Shares used to compute pro forma basic and
  diluted net loss per share...............           10,096            14,665

  The pro forma basic and diluted share calculations above reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock into 11,176,666 shares of common stock as if the conversion occurred at the date of original issuance.

                                                            As of June 30, 1999
                                                            --------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                            -------  -----------
Balance Sheet Data:
 Cash and cash equivalents................................. $ 9,075     $
 Working capital...........................................   7,392
 Total assets..............................................  16,537
 Long-term debt and lease obligations, less current........     255
 Mandatorily redeemable convertible preferred stock........  55,141
 Total stockholders' equity (deficit)...................... (44,003)

  The pro forma as adjusted column reflects the conversion of our outstanding preferred stock to common stock, which will occur upon the closing of the
offering, the sale of            shares of common stock in the offering and the
application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses. For more information on how we will use the proceeds from this offering, see "Use of Proceeds."

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before you buy our common stock. The risks described below are not the only ones that face our business. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes. Our business, financial condition and results of operations could be seriously harmed by any of the following risks. In the event our business is seriously harmed by one or more of these risks, then the market price of our common stock could decline significantly, and you could lose all or a part of your investment.

Evaluating the future prospects of our business is difficult because we are an early-stage company that may encounter significant risks and difficulties in the new and rapidly evolving market in which we participate.

  Andromedia was incorporated in January 1996 and has a limited operating history. We began shipping our ARIA product line in the first quarter of 1997. We generated revenues of $449,000 in 1997, $2.0 million in 1998 and $2.6 million in the first six months of 1999. As a result of our limited operating history, it is difficult to evaluate the future prospects of our business. We participate in the new and rapidly evolving market for e-marketing software applications. Accordingly, we encounter the risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. We cannot assure you that we will successfully address these risks and difficulties, and if we fail to do so, it may cause us serious harm.

  The market for e-marketing software applications is in its early stage of development. The use of these applications by businesses that have historically relied upon traditional sales and marketing techniques will require widespread acceptance of a new and substantially different sales and marketing approach. To date, few companies have measured the effectiveness of their Internet sales and marketing activities and, as a result, it is too early to accurately judge the effectiveness of selling and marketing over the Internet as compared to traditional marketing and selling methods. Accordingly, the demand for, and market acceptance of, our products is uncertain. This uncertainty is compounded by the risk that e-commerce may not grow to the extent we expect or within an adequate time frame to allow our business to succeed.

We have a history of losses and expect to incur substantial losses in the future.

  We had net losses of $3.4 million in 1997, $9.6 million in 1998 and $8.6 million in the first six months of 1999. As of June 30, 1999, we had an accumulated deficit of $23.1 million. We have not had a profitable quarter to date and we may not be able to achieve profitability in future quarters. We expect that our losses will continue to increase in 1999. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we will need to generate significant quarterly revenues to achieve profitability, which we may be unable to do. Although our revenues have grown in recent quarters, we do not believe that we can sustain these growth rates, or that such growth rates are indicative of future revenue growth rates.

Our quarterly operating results often depend on a small number of large orders.

  We derive a significant portion of our revenues in each quarter from a small number of relatively large orders. We could be seriously harmed if we were unable to complete one or more substantial sales in any quarter. For example, during five of our last six quarters, we had at least one customer that accounted for more than 10% of total revenue in each of those quarters.

Fluctuations in our results of operations make it difficult to predict our future performance and may result in volatility in the market price of our common stock.

  Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, particularly as a result of the risks we describe in this section. In this regard, most of our expenses are fixed in the short-term, and we may not be able to quickly reduce spending if our revenues are lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. In some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.

We depend on our ARIA and LikeMinds product lines. A decline in the demand for ARIA or LikeMinds would seriously harm us.

  We currently derive substantially all of our revenues from our ARIA and LikeMinds product lines and related services. We expect to continue to depend on revenues generated from new and enhanced versions of our ARIA and LikeMinds product lines for the foreseeable future. Consequently, a decline in the price of or demand for these products, or their failure to achieve broad market acceptance, would seriously harm us. In addition, we cannot assure you that we will successfully develop and introduce new and enhanced versions of our ARIA and LikeMinds product lines or that such products will achieve market acceptance.

Our business could be seriously impacted by the privacy concerns of e-commerce users.

  Our ARIA product line captures, and our LikeMinds product line uses, information about the tastes and preferences of online users each time a user visits a Web site or volunteers information in response to survey questions. Privacy concerns may cause Web site visitors to resist providing the personal data necessary to support this profiling capability. More importantly, even the perception of privacy concerns may indirectly inhibit market acceptance of our products. If customer privacy concerns are not adequately addressed, we could be seriously harmed.

  In addition, there is a substantial probability that new U.S. legislative and regulatory requirements designed to protect individual privacy could be imposed on businesses engaged in e-commerce. The U.S. Federal Trade Commission has also indicated that it will be vigilant in using its existing statutory authority to institute enforcement actions against companies that the FTC believes have infringed individual privacy. Moreover, the recently enacted Children's Online Privacy Act, which takes effect on October 21, 1999, imposes new obligations on all online businesses which target customers who are children under the age of 13 and other requirements on all businesses engaged in e-commerce to protect the privacy of children under the age of 13. Proposed FTC regulations designed to implement the law will go into effect in the year 2000. Various other countries and political entities, such as the European Economic Community, have adopted legislation or regulatory requirements which are in some respects stricter than U.S. requirements. The United States may adopt similar legislation or regulatory requirements, which could seriously harm us.

  Our ARIA product line captures some of its data with "cookies" to identify unique user information and preferences. A "cookie" is a bit of information keyed to a specific server, file pathway or directory location. Cookies are typically stored on a computer user's hard disk drive, possibly without the user's knowledge, but generally may be removed or disabled by the user. Some countries have imposed laws limiting the use of cookies, and a number of commentators, advocates and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed, we could be seriously harmed.

We face intense competition, and if we are unable to compete successfully, we will be seriously harmed.

  Even though the market for our products is in an early stage of development, it is already intensely competitive, and we expect competition to increase in the future. Increased competition could result in loss of market share, price reductions and reduced gross margins for our products, any of which could seriously harm us. For a discussion of our primary competitors see "Business-- Competition."

  We may not be able to compete successfully against current and future competitors. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

We need to substantially expand our direct sales operations to increase our revenues. If we fail to do so, we would be seriously harmed and our growth will be limited.

  We need to substantially expand our direct sales operations if we are to increase our revenues. If we fail to increase our direct sales capabilities, we would be seriously harmed, and our growth would be limited. We have recently expanded our direct sales force and plan to hire additional sales personnel. As of July 31, 1999, our direct sales organization, including sales and sales support personnel, consisted of 36 employees. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. New hires will require extensive training and typically take several months to achieve productivity. We cannot be certain that our recent hires will be as productive as we desire.

We depend on key personnel. The loss of the services of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future would seriously harm us.

  Our future success depends on the continued service of our senior management and other key personnel. The loss of the services of one or more of our key personnel could seriously harm us. Most of our key personnel are not bound by employment agreements. In addition, we do not carry key person life insurance on any of our employees.

  Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for such qualified personnel in our industry and geographical location in the San Francisco Bay Area is intense, particularly for software development and technical personnel. We would be seriously harmed if we are unable to retain our key employees, or to attract, assimilate or retain other highly qualified personnel in the future.

The expansion of our business has placed, and continues to place, a significant strain on our management, operating infrastructure and resources and could seriously harm us.

  We have recently experienced a period of significant expansion of our business that has placed, and continues to place, a significant strain on our management, operating infrastructure and resources. A failure to properly manage the expansion of our business could seriously harm us. We have recently hired a significant number of employees and plan to further increase our total headcount. Our headcount has increased from 36 at December 31, 1997 to 86 at December 31, 1998 to 121 at June 30, 1999. Furthermore, our Chief Financial Officer and Vice President of Sales joined us in June and July 1999, respectively, and they have had limited exposure to our prior operations. To properly manage this growth, we must, among other measures, implement and improve on a timely basis our operating infrastructure including our administrative, financial and operational systems, procedures and controls. We may not be able to complete the necessary improvements to our systems, procedures and controls on a timely basis, which could seriously harm us.

To remain competitive we intend to acquire complementary businesses, products, services and technologies and a failure to do so could seriously harm us. We are also subject to risks associated with making these acquisitions.

  Due to the intense competition in the e-marketing software market, we believe that our success will depend in part on our ability to successfully identify and acquire complementary businesses, products, services and technologies. For example, in late 1998 we acquired LikeMinds, Inc., and the LikeMinds product line now represents a significant portion of our product offerings. Although we currently do not have any agreements or understandings to do so, we do intend to acquire complementary businesses, products, services and technologies in the future. However, we cannot assure you that we will be able to identify additional acquisition or investment opportunities that may be necessary to maintain our competitive market position. Some of the risks and difficulties that we may encounter in making future acquisitions and investments include:

  . complementary business, products, services and technologies may not be available on commercially reasonable terms;

  . we may not be able to successfully compete for acquisition and investment opportunities with many of our competitors who have greater financial resources and more well-established industry relationships;

  . acquired products, services and technologies may not meet customer needs and therefore may not achieve widespread market acceptance;

  . we may incur difficulties in assimilating acquired products, services and technologies with our existing products, services and technologies;

  . we may incur difficulties associated with the integration of the personnel and operations of an acquired company with our personnel and operations; and

  . integration of acquired and existing products and services may result in decreased revenue from existing products and services.

  These risks and difficulties could disrupt our ongoing business, distract our management and other key employees, increase our expenses and adversely affect our results of operations. In addition, acquisitions and investments may have a negative effect on our reported results of operations from acquisition or investment related charges and amortization of acquired technology, goodwill and other intangible assets. Any of these acquisition-related risks could seriously harm us.

We rely on our strategic technology and distribution relationships to facilitate the development and widespread acceptance of our products. A loss of one or more of these strategic relationships could seriously harm us.

  We rely on our strategic relationships with:

  . leading platform and applications providers such as Allaire, ATG, BroadVision, Netscape/America Online, Sun Microsystems and Vignette;

  . Internet services companies such as Anubis, BASE Consulting, Fort Point
    Partners, iXL, Multimedia Live, Net Effect, Net Quotient, Novo Interactions, Oven Digital and Stonebridge;

  . Webcraft, a leading provider of personalized direct marketing services and a subsidiary of Big Flower Holdings, Inc., which provides us access to traditional geographic, demographic and psychographic data; and

  . Object Design, which provides us the object database for our ARIA recorder product.

  We have no binding contractual commitments with most of these companies and, as a result, these companies generally may terminate their relationships with us without penalty. The loss of one or more of these strategic relationships could seriously harm our ability to develop new and enhanced products, successfully deploy our products or generate additional product sales opportunities.

Our professional services organization may remain unprofitable, which could seriously harm us.

  As of July 31, 1999, our Services Group consisted of 29 employees, and we plan to substantially increase the size of this organization. We expect our services and maintenance revenue to increase as we continue to provide consulting, training and customer support services that complement our products and as our installed base of customers grows. We generally bill our clients for our services on a fixed-price project basis, although from time to time we bill our clients on a time and materials basis. Failure to estimate accurately the resources and time required for a services engagement or to complete fixed-price engagements within budget could expose us to risks associated with cost overruns and may adversely affect our results of operations. We cannot assure you that we will successfully expand our services capabilities or that our services organization will achieve or maintain profitability.

If our potential new products or product enhancements are not launched on a timely basis, or do not achieve market acceptance, we would be seriously harmed.

  The life cycles of products within our ARIA and LikeMinds product lines are difficult to predict because the e-marketing software market is characterized by changing customer needs, frequent new software product introductions and rapidly evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. If we do not launch new products or new versions of existing products on a timely basis, or if these products do not achieve market acceptance, we would be seriously harmed.

  Development of our software products is complex and subject to frequent delays, and we may encounter difficulties, as we have in the past, that could delay or prevent the successful and timely development, introduction and marketing of the new products and product releases. Moreover, even if new products or product releases are completed and introduced, they may never achieve widespread market acceptance. Failure to release these products under development on a timely basis, or failure of these products under development, if and when released, to achieve widespread market acceptance, could seriously harm us.

Future expansion of our international operations is important to the growth of our business and a failure to successfully expand these operations in a timely manner could seriously harm us.

  Although we recognized approximately 8% of our total revenue in 1998 from products and services sold to customers located outside of the United States, international revenue may account for an increasing percentage of our total revenue in the future. We believe that we must continue to expand our international sales and marketing activities in order to be successful. To successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel, and expand our distribution channels.

  This strategy will require significant management attention and financial resources. We have five employees located outside of the United States as of July 31, 1999, and have very limited experience in marketing, selling and distributing our products and services internationally. The acceptance and use of the Internet in international markets are in earlier stages of development than in the United States, particularly as a method for conducting commerce. If the Internet or e-commerce fail to gain sufficient acceptance in international markets, or we fail to further expand our international operations in a timely and effective manner, we could be seriously harmed.

We depend on increasing use of the Internet and on the growth of e-commerce. If the use of the Internet and e-commerce does not grow as anticipated, we would be seriously harmed.

  Our future revenues depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet as a medium of commerce is a relatively recent phenomenon. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and few proven services and products exist.

  In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure of the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

Protection of our intellectual property may not be adequate.

  Our success is highly dependent upon our ability to protect the intellectual property contained in our software products and associated with our brand names. We seek to protect our technology through a combination of patent, copyright, trade secret and trademark laws. If we do not adequately protect our intellectual property, we could be seriously harmed.

  We have been granted two U.S. patents and have one pending U.S. patent application. We have one issued foreign patent but do not have any pending foreign patent applications. It is possible that no patents will issue from the currently pending patent application. Our patents relate to our collaborative filtering technology which enables our LikeMinds product line to make predictions about the profile and behavior of Web site visitors and to provide personally relevant information and purchase recommendations. It is possible that our current patents or potential future patents may be found invalid or unenforceable or otherwise be successfully challenged. It is also possible that any patent issued to us may not provide us with any competitive advantages. In addition, the patents of others may seriously limit our ability to do business. In this regard, we have not performed any comprehensive analysis of patents of others that may limit our ability to do business.

  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property.

  There has been a substantial amount of litigation in the software industry regarding intellectual property rights. We have from time to time received claims that we are infringing a third party's intellectual property rights. It is possible that in the future third parties may claim that our current or potential future products infringe their intellectual property rights. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm us.

We face a number of unknown risks associated with trying to become Year 2000 compliant.

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in the year 2000.

  We could be seriously harmed by year 2000 compliance problems experienced by us, our customers or third party suppliers of equipment and software. Although we have conducted a year 2000 compliance review of our ARIA and LikeMinds products and our software and operating systems which we believe to be critical, we cannot assure you that our testing procedures are adequate to discover year 2000 compliance problems that could seriously harm us. Although to date we have not incurred material expenditures in connection with identifying, evaluating and correcting year 2000 problems, we cannot assure you that we will not discover year 2000 compliance problems that will require substantial expenditures to fix. This could seriously harm us. In addition, we believe that many of our larger customers will restrict or eliminate software purchasing decisions in the last quarter of 1999 in order to gain system stability for the year 2000 date change. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Management may apply the proceeds of this offering to uses that do not increase our results of operations or market value.

  The net proceeds from the sale of the common stock being sold in this offering will be used for general working capital. We have not reserved or allocated the net proceeds for any specific purpose, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part or your investment decision, to assess whether the proceeds are being used appropriately. We cannot assure you that the net proceeds will be used for purposes that increase our results of operations or market value.

Shares eligible for public sale after this offering could adversely affect our stock price.

  The availability of a large number of shares of our common stock for sale will generally result in the need for sellers to accept a lower price in order to complete the sale. This would result in a lower market price of our common
stock. After this offering, there will be outstanding         shares of our
common stock, or          if the underwriters' over-allotment option is
exercised in full. Of these shares, the         shares sold in this offering
will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining shares of common stock held by our existing stockholders are subject to 180-day lock-up agreements and are eligible for sale after that time only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. Subject to the provisions of Rule 144 or 701, shares of our common stock will be available for sale in the public market 180 days after the date of this prospectus, subject in the case of shares held by affiliates to compliance with volume restrictions.

Following the offering, trading in our common stock may be limited and you must be able to withstand a possible loss of your investment.

  A public market for trading our common stock has not existed prior to this offering. Although this offering will result in a public trading market for our common stock, we do not know how liquid the market for our stock will be. The price of the common stock being sold in this offering will be determined through negotiations between the underwriters and us. If you purchase common stock in this offering, you may not be able to resell such stock at or above the price you paid.

The market price of our common stock, like other Internet-related technology stocks, may be volatile.

  The stock markets have in general, and with respect to Internet-related technology companies in particular, recently experienced extreme stock price and volume volatility. The stock markets may continue to experience volatility that may adversely affect the market price and trading volume of our common stock. Stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to their financial performance. Similar fluctuations may affect the market price of our common stock. In addition, if we fail to address any of the risks described in this section, the market price of our common stock and the value of your investment could decline significantly.

You will suffer immediate and substantial dilution.

  The initial public offering price per share of our common stock will significantly exceed the net tangible book value per share. If we were to liquidate immediately following this offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be substantially less than the per share initial public offering price. Investors purchasing shares in this offering will suffer
immediate dilution of $      per share from their investment.

Our charter documents and Delaware law will make it more difficult to acquire us.

  Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our board of directors is divided into three classes, with one class being elected each year by our stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of our board. In addition, stockholder meetings may be called only by our board of directors, the chairman of the board and the president, advance notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, we have authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Andromedia.

  Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

You should not rely on forward-looking statements because they are inherently uncertain.

  You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding growth of the number of Web users and e-commerce. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

  We estimate net proceeds from the sale of the         shares of common stock
in this offering to be approximately $     million after deducting underwriting
discounts and commissions and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, the net proceeds
would be approximately $    million.

  We expect to use the net proceeds for general corporate purposes, principally working capital, capital expenditures and additional sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary businesses, products, services and technologies; however, we currently have no agreements or understandings for such acquisitions. We intend to invest the net proceeds of this offering in interest-bearing, investment grade securities until they are used.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our existing bank line of credit prohibits the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth the following information:

  . the cash position and actual capitalization of Andromedia as of June 30, 1999;

  . the pro forma capitalization of Andromedia after giving effect to the conversion of all outstanding shares of convertible preferred stock into 11,176,666 shares of common stock; and

  . the pro forma as adjusted capitalization to give effect to the sale of
    shares of common stock at the initial public offering price of $   per
    share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by Andromedia.

                                                     As of June 30, 1999
                                                 ------------------------------
                                                            Pro    Pro Forma As
                                                 Actual    Forma     Adjusted
                                                 -------  -------  ------------
                                                        (In thousands)
Cash and cash equivalents....................... $ 9,075  $ 9,075     $
                                                 =======  =======     =====
Long-term debt and lease obligations less
 current........................................ $   255  $   255     $ 255
Mandatorily redeemable convertible preferred
 stock..........................................  55,141      --        --
Stockholders' equity (deficit):.................
 Convertible preferred stock; $0.001 par value:
  5,199,602 shares authorized, 4,928,689 shares
  issued, and outstanding actual; 7,500,000
  shares authorized, none issued and outstanding
  pro forma ....................................       1      --
 Common stock: $0.001 par value; 20,000,000
  shares authorized actual; 4,000,000, 5,942,125
  and 6,166,886 (unaudited) shares issued
  actual; 150,000,000 shares authorized,
  17,343,552 shares issued and outstanding pro
  forma ........................................       6       17
 Paid-in capital................................   7,576   36,276
 Deferred stock compensation....................  (2,015)  (2,015)
 Preferred stock accretion...................... (26,431)     --
 Accumulated deficit............................ (23,140) (23,140)
                                                 -------  -------     -----
   Total stockholders' equity (deficit)......... (44,003)  11,138
                                                 -------  -------
 Total capitalization........................... $11,393  $11,393     $
                                                 =======  =======     =====

  This table does not include:

  . 3,314,596 shares subject to outstanding options as of July 31, 1999 at a weighted average exercise price of $1.93 per share;

  . 2,641,466 additional shares available for grant as of July 31, 1999 under our 1996 stock plan, 1997 stock plan, 1999 stock plan and 1999 employee stock purchase plan; and

  . 159,230 shares of common stock subject to outstanding warrants at a weighted average exercise price of $4.90 per share.

                                    DILUTION

  The net tangible book value of our common stock on June 30, 1999 was
$        , or approximately $     per share. Net tangible book value per share
represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.
After giving effect to our sale of          shares of common stock offered by
this prospectus at an estimated price of $     per share and after deducting
the underwriting discount and estimated offering expenses payable by us, our
net tangible book value would have been $        , or approximately $     per
share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution in net
tangible book value of $     per share to new investors.

   Estimated public offering price per share...........................     $
     Net tangible book value per share as of June 30, 1999............. $
     Increase per share attributable to new investors..................
                                                                        ---
   As adjusted net tangible book value per share after the offering....
                                                                            ---
   Dilution in net tangible book value per share to new public
    investors..........................................................     $
                                                                            ===

  This table excludes all options and warrants that will remain outstanding upon completion of this offering. As of June 30, 1999, there were options outstanding to purchase a total 3,185,186 shares of common stock with a weighted average exercise price of $1.93 per share and warrants outstanding to purchase a total of 159,230 shares of common stock with a weighted average exercise price per share of $4.90. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

  The following table sets forth, as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us, using the estimated public offering
price of $     per share.

                            Shares Purchased   Total Consideration
                           ------------------- ------------------- Average Price
                            Number  Percentage  Amount  Percentage   Per Share
                           -------- ---------- -------- ---------- -------------
Existing stockholders.....                 %   $               %       $
New investors.............
                           --------   -----    --------   -----        ----
  Total...................            100.0%   $          100.0%
                           ========   =====    ========   =====

  If the underwriters over-allotment option is exercised in full, the number of
shares held by new public investors will be increased to      or approximately
    % of the total number of shares of our common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1998 and 1999 and the selected consolidated balance sheet data as of June 30, 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, this unaudited data have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated periods. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                             Six Months Ended
                                 Years Ended December 31,        June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                 -------  -------  --------  -------  --------
                                   (In thousands, except per share data)
Consolidated Statement of
 Operations Data:
 Revenues:
  Licenses.....................  $   --   $   413  $  1,153  $   461  $  1,715
  Services and maintenance.....      --        36       816      196       907
                                 -------  -------  --------  -------  --------
   Total revenues..............      --       449     1,969      657     2,622
                                 -------  -------  --------  -------  --------
 Cost of revenues:
  Licenses.....................                25        69       20       129
  Services and maintenance.....                18       946      213     1,903
                                 -------  -------  --------  -------  --------
   Total cost of revenues......                43     1,015      233     2,032
                                 -------  -------  --------  -------  --------
 Gross profit..................      --       406       954      424       590
 Operating expenses:
  Sales and marketing..........      387    1,512     5,199    1,837     4,610
  Research and development.....      884    1,446     2,337    1,021     1,731
  General and administrative...      365      857     2,106      970     1,950
  Amortization of acquired
   intangible assets...........      --       --        247      --        496
  Non-cash stock compensation..      --       --        287       45       429
  Write off of acquired in
   process technology..........      --       --        455      --        --
                                 -------  -------  --------  -------  --------
   Total operating expenses....    1,636    3,815    10,631    3,873     9,216
                                 -------  -------  --------  -------  --------
 Loss from operations..........   (1,636)  (3,409)   (9,677)  (3,449)   (8,626)

 Interest income (expense),
  net..........................       10       59       121       (5)       18
                                 -------  -------  --------  -------  --------
 Net loss......................   (1,626)  (3,350)   (9,556)  (3,454)   (8,608)

 Preferred stock accretion.....      --       --     (1,351)  (1,351)  (25,080)
                                 -------  -------  --------  -------  --------
 Net loss attributable to
  common stockholders..........  $(1,626) $(3,350) $(10,907) $(4,805) $(33,688)
                                 =======  =======  ========  =======  ========
 Net loss per share:
  Basic and diluted............  $ (0.49) $ (0.95) $  (2.66) $ (1.30) $  (6.01)
                                 =======  =======  ========  =======  ========
  Weighted average shares......    3,344    3,531     4,105    3,684     5,602
 Pro forma net loss per share:
  Basic and diluted............                    $  (0.95)          $  (0.59)
                                                   ========           ========
  Weighted average shares......                      10,096             14,665

                                                     As of
                                                 December 31,          As of
                                            ------------------------  June 30,
                                             1996   1997      1998      1999
                                            ------ -------  --------  --------
                                                     (In thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents................. $  383 $   696  $  1,881  $  9,075
 Working capital...........................    116     549       829     7,392
 Total assets..............................    628   1,389     6,795    16,537
 Long-term debt and lease obligations, less
  current .................................             84       390       255
 Mandatorily redeemable convertible
  preferred stock..........................    --    3,548    14,838    55,141
 Total stockholders' equity (deficit)......    308  (2,751)  (10,758)  (44,003)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion of our financial condition and results of operations with the financial statements and the notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

  We believe that we are the first company to offer a comprehensive e-marketing solution that combines advanced Web site monitoring, personalization and analysis capabilities. Our solution monitors and analyzes Web site activity and visitor behavior data and, in real-time, helps our customers improve the effectiveness of their Internet marketing and selling efforts. Our ARIA product line provides comprehensive Web site monitoring and analysis, collecting the customer data necessary for marketers to understand the effectiveness of their Web sites. Our LikeMinds product has the ability to turn the data collected from ARIA, other e-commerce applications and traditional data resources into personally relevant predictions for marketing to Web site visitors. In addition, we provide professional services to assist customers in identifying, implementing and integrating Web-based technologies to improve the effectiveness of their Internet marketing and selling efforts.

  From our inception in 1996 through most of 1998, our operations were focused primarily on activities such as raising capital, recruiting personnel, developing our products, building sales channels and a market for our products and developing an operating infrastructure. In the first quarter of 1997, we introduced and licensed the initial version of our ARIA product, ARIA 1.0. During 1998 and 1999, we released various upgrades to ARIA, including our most recent version, ARIA 3.0. In October 1998, we acquired LikeMinds for approximately 1.9 million shares of our common stock. As a result of this transaction, we expensed certain in process research and development that was acquired in this transaction totaling $455,000. The acquisition included the purchase of patented technologies related to collaborative filtering, the technology used in the personalization process. In December 1998, we introduced our initial version of the LikeMinds software for licensing to customers.

  Through June 30, 1999, we have derived substantially all of our revenues from product licensing and associated services. Product licensing revenues consist of license fees for the perpetual use of our ARIA and LikeMinds products. Service revenues are attributable to the installation, configuration, consulting and other support services associated with the sale of our products. We anticipate that license and service revenues from our ARIA and LikeMinds products will continue to account for a substantial portion of our revenues in the future.

  Selling prices for our software products typically range from ten thousand to several hundred thousand dollars. Annual support and maintenance contracts entitle customers to telephone and Web-based support and upgrades. The price for our support and maintenance program is based on a percentage of list price and is generally paid in advance. Consulting fees for implementation services and training are generally charged on a fixed-fee basis for package services and billed as time is incurred.

  We generally provide software installation and configuration services in conjunction with the licensing of our products to customers. We recognize license revenues upon shipment for contracts which require minimal installation and configuration services. On certain contracts which require more extensive configuration, modification or customization services as part of the initial installation, we recognize license and service revenues using percentage of completion contract accounting with labor days as the basis for determining the percentage complete. Where multiple products or services are sold together under one contract, we allocate revenue to each element based on its relative fair value, with fair value determined using the price charged for that element when sold separately. We recognize service revenues as services are performed. We recognize maintenance service revenue ratably over the term of the maintenance agreement. Cash received in advance of revenue recognition is recorded as deferred revenue on our balance sheet.

  We market our products primarily through our direct sales force. Sales derived through indirect channels accounted for less than 5% of our total revenues to date. Sales derived through indirect channels may increase as a percentage of total revenues as we expand our international efforts and domestic distribution channels. In 1997, two customers accounted for 11% and 10% of total revenues and in 1998 and in the six months ended June 30, 1999, two different customers accounted for 13% and 15%, respectively, of total revenues.

  We have sustained losses on a quarterly and annual basis since inception. As of our quarter ended June 30, 1999, we had an accumulated deficit of $23.1 million. Our net loss was $1.6 million in 1996, $3.4 million in 1997, $9.6 million in 1998 and $8.6 million in the six months ended June 30, 1999. These losses resulted from significant costs incurred in the development and sale of our products and services. We expect to experience significant growth in our operating expenses in order to execute our business plan, particularly in the areas of sales and marketing, research and development and expansion of international operations. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. We expect to incur additional losses and continued negative cash flow from operations in the future. We cannot assure you that we will achieve or sustain profitability.

Results of Operations

  The following table sets forth certain data expressed as a percentage of total revenue for the periods indicated.

                                                                 Six Months
                                                 Years Ended        Ended
                                                December 31,      June 30,
                                                --------------  --------------
                                                 1997    1998    1998    1999
                                                ------  ------  ------  ------
   Revenues:
     Licenses.................................    92.0%   58.6%   70.2%   65.4%
     Services and maintenance.................     8.0    41.4    29.8    34.6
                                                ------  ------  ------  ------
      Total revenues..........................   100.0   100.0   100.0   100.0
                                                ------  ------  ------  ------
   Cost of revenues:
     Licenses.................................     5.6     3.5     3.0     4.9
     Services and maintenance.................     4.0    48.0    32.4    72.6
                                                ------  ------  ------  ------
      Total cost of revenues..................     9.6    51.5    35.4    77.5
                                                ------  ------  ------  ------
   Gross profit...............................    90.4    48.5    64.6    22.5
   Operating expenses:
     Sales and marketing......................   336.7   264.0   279.6   175.8
     Research and development.................   322.0   118.7   155.4    66.0
     General and administrative...............   190.9   107.0   147.6    74.4
     Amortization of acquired intangible
      assets..................................     --     12.5     --     18.9
     Non-cash stock compensation..............     --     14.6     6.8    16.4
     Write off of acquired in process
      technology..............................     --     23.1     --      --
                                                ------  ------  ------  ------
      Total operating expenses................   849.6   539.9   589.4   351.5
                                                ------  ------  ------  ------
   Loss from operations.......................  (759.2) (491.4) (524.8) (329.0)
   Interest income (expense), net.............    13.1     6.1    (0.8)    0.7
                                                ------  ------  ------  ------
   Net loss...................................   746.1%  485.3%  525.6%  328.3%
                                                ======  ======  ======  ======

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1999

  Revenues

  Total Revenues. Revenues increased from $657,000 in the six months ended June 30, 1998 to $2.6 million in the six months ended June 30, 1999.

  License Revenues. Software license revenues increased from $461,000 in the six months ended June 30, 1998 to $1.7 million in the six months ended June 30, 1999. The increase resulted primarily from an increase in the number of licenses of our ARIA product, the addition of LikeMinds licenses in 1999 and an increase in the average selling price of these products. Average selling prices increased due to a few major product sales that carried higher prices.

  Service Revenues. Service and maintenance revenues increased from $196,000 in the six months ended June 30, 1998 to $907,000 in the six months ended June 30, 1999. The increase resulted primarily from increased license sales which resulted in an increase in associated consulting services. Maintenance revenues also increased as a result of an increase in the installed customer base.

  Cost of Revenues

  Costs of Licenses. Cost of license revenues consists primarily of royalties associated with third party software embedded in our software products as well as software product costs such as user manuals, distribution and media costs. Cost of license revenues increased from $20,000 in the six months ended June 30, 1998 to $129,000 in the six months ended June 30, 1999. The increase in costs of licenses resulted from the increase in license transactions in the 1999 period.

  Cost of Services. Cost of service revenues generally consists of salaries, benefits and associated overhead costs of our Services Group. Cost of service revenues increased from $213,000 in the six months ended June 30, 1998 to $1.9 million in the six months ended June 30, 1999. This increase was primarily the result of increased personnel in our Services Group. Historically, we have reported cost of service revenues in excess of our service revenues because of our investment in the growth of this organization. Our Services Group has grown from one person at December 31, 1997 to 16 at December 31, 1998 and 29 at July 31, 1999. This growth has required that we invest in hiring and training personnel and building management and operational infrastructure. We expect that our cost of services will continue to exceed our service revenues for at least the next several quarters.

  Operating Expenses

  Sales and Marketing. We market our products principally through our direct sales force. Sales and marketing expenses consist of personnel costs, including commissions and related overhead costs, as well as travel and entertainment expenses, advertising and promotion expenses, trade shows and other marketing costs. Sales and marketing expenses increased from $1.8 million in the six months ended June 30, 1998 to $4.6 million in the six months ended June 30, 1999. This increase was due mainly to higher commissions associated with growing revenues and to increased sales and marketing personnel. We expect sales and marketing expenses to increase as we expand our direct sales force and our other sales and marketing efforts.

  Research and Development. Research and development expense consists principally of salaries, benefits and related overhead costs as well as the cost of consultants. Research and development expense increased from $1.0 million in the six months ended June 30, 1998 to $1.7 million in the six months ended June 30, 1999. This increase was due primarily to increased research and development personnel including consultants retained to assist in research and development activity. We expect to continue to invest in research and development for the foreseeable future.

  General and Administrative. General and administrative expenses include salaries, benefits and overhead associated with our executive, finance, human resource, legal, accounting and internal information systems functions. General and administrative expenses increased from $970,000 in the six months ended June 30, 1998 to $2.0 million in the six months ended June 30, 1999. This increase was due primarily to increased general and administrative personnel. We expect general and administrative expenses to increase as we continue to build our operational infrastructure and incur additional overhead associated with being a public company.

  Amortization of Acquired Intangible Assets. Amortization of acquired intangible assets consists primarily of intangible assets acquired as part of the LikeMinds acquisition in October 1998 and includes amortization of goodwill, assembled workforce and patent costs. These intangible assets are being amortized over their estimated weighted average economic life of 2.5 years. Amortization of acquired intangible assets increased from zero in the six months ended June 30, 1998 to $496,000 in the six months ended June 30, 1999 due to the timing of the LikeMinds acquisition.

  Non-cash Stock Compensation. We granted certain stock options to our officers and employees at prices deemed to be below fair value of the underlying stock. The cumulative differential between the fair value of the underlying stock at the date the options were granted and the exercise price of the granted options was $2.7 million at June 30, 1999. This amount is being amortized, on an accelerated basis, over the four year vesting period of the granted options. As a consequence, our results from operations will include deferred compensation expense at least through 2003. During the six months ended June 30, 1998 and 1999, $45,000 and $429,000, respectively, was recognized as expense.

  Preferred Stock Accretion. Shares of our Series C, D and E mandatorily redeemable convertible preferred stock are redeemable at the higher of the original issuance price or the fair market value at any time after February 1, 2004. Accordingly, we have valued the mandatorily redeemable convertible preferred stock at its fair value at the end of each period presented, with the periodic differences recorded as preferred stock accretion. We recorded preferred stock accretion of $25.1 million in the six months ended June 30, 1999. Upon completion of this offering, all outstanding shares of convertible preferred stock will convert into shares of common stock, and preferred stock accretion will cease.

Fiscal Years Ended December 31, 1996, 1997 and 1998

  Revenues

  Total Revenues. Revenues increased from $449,000 in 1997 to $2.0 million in 1998. We did not have any revenues in 1996 as we commenced shipping our first product in 1997. Although we acquired LikeMinds in October 1998, we did not derive any significant revenues from LikeMinds products in 1998.

  License Revenues. License revenues increased from $413,000 in 1997 to $1.2 million in 1998. The increase resulted primarily from an increase in the number of licenses of our ARIA product line.

  Service and Maintenance Revenues. Service and maintenance revenues increased from $36,000 in 1997 to $816,000 in 1998. The increase resulted primarily from increased license sales which resulted in increased associated consulting services. Maintenance revenues also increased as a result of an increase in the installed customer base.

  Cost of Revenues

  Costs of Licenses. Cost of license revenues increased from $25,000 in 1997 to $69,000 in 1998 as a result of the increase in the number of licenses sold in 1998.

  Cost of Services and Maintenance. Cost of services revenues increased from $18,000 in 1997 to $946,000 in 1998. This increase was primarily the result of growth in the number of our Services Group personnel. We formed our Services Group in late 1997 as a result of the increase in our software license transactions. Throughout 1998, we built this organization by hiring personnel and building operational infrastructure.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $387,000 in 1996 to $1.5 million in 1997 and $5.2 million in 1998. The increase from 1996 to 1997 resulted mainly from increases in the number of sales and marketing personnel and the related costs to develop a sales and marketing function. The increase from 1997 to 1998 resulted from increases in the number of sales and marketing personnel as well as increased sales commissions resulting from increased sales activity, increased travel and entertainment expenses from the increased number of personnel and an increase in advertising expenses as we began developing marketing programs to build awareness of Andromedia and our products.

  Research and Development. Research and development expenses increased from $884,000 in 1996 to $1.4 million in 1997 and $2.3 million in 1998. The increases in each of these periods were due primarily to increased numbers of research and development personnel and consultants retained to assist in research and development activities.

  General and Administrative. General and administrative expenses increased from $365,000 in 1996 to $857,000 in 1997 and $2.1 million in 1998. The increases in each of these periods resulted primarily from increased personnel and from 1997 to 1998, due to an increase in professional services for legal, accounting and recruiting related activities.

  Amortization of Acquired Intangible Assets. Amortization of acquired intangible assets totaled $247,000 in 1998 resulting from the LikeMinds acquisition. There was no amortization of intangible assets in 1996 and 1997.

  Non-cash Stock Compensation. Our results of operations will include amortization of deferred non-cash stock compensation expense at least through 2003. Non-cash stock compensation expense totaled $287,000 in 1998. There was no amortization of deferred non-cash stock compensation in 1996 or 1997.

  Write Off of Acquired In Process Technology. In connection with the acquisition of LikeMinds in October 1998, we recorded an expense for in process research and development acquired from LikeMinds which had not yet reached technological feasibility. This expense amounted to $455,000 and is stated separately on our 1998 statement of operations.

  The value assigned to acquired in process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects, primarily major version upgrades, for our LikeMinds product line. We determined the value by estimating the revenue contribution of each of these products and the amount of the revenues attributable to the core/developed technology and the in process technology. The net cash flows were then discounted utilizing a weighted average cost of capital of 26.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in process research and development, the profitability levels of such technology and the uncertainty of technological advances which could potentially impact the estimates described above. We estimated the completion level of acquired in process technology based on the time and related costs incurred in development before the close of the acquisition in relation to aggregate estimated costs of completing the project. The average percentage of completion of the projects was 59% at the date of the acquisition. Revenues are projected to be generated in 1999 for the versions in development at the acquisition date. If these projects are not successfully developed, our future revenues and profitability may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

  Income Taxes. We did not record any provision or benefit for income taxes for any of the periods presented as we have incurred net operating losses and have no ability to carryback losses. At December 31, 1998, we had approximately $11.9 million of federal net operating loss carryforwards available to offset future taxable income. We have fully reserved our gross deferred tax assets based on a number of factors including the lack of a long history of profits.

  Preferred Stock Accretion. We recorded preferred stock accretion of $1.4 million in the year ended December 31, 1998.

Quarterly Results of Operations

  The following table sets forth certain unaudited consolidated statements of operations data for the six quarters ended June 30, 1999, as well as the percentage of our revenues represented by each item. These data have been derived from unaudited interim consolidated financial statements prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                Quarters Ended
                           ---------------------------------------------------------------
                           March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,
                             1998       1998       1998       1998       1999       1999
                           ---------  --------   ---------  --------   ---------  --------
Consolidated Statement of
Operations Data:                                (In thousands)
 Revenues:
  Licenses..............    $   263   $   198     $   249   $   443     $   822   $   893
  Services and
  maintenance...........         55       141         160       460         257       650
                            -------   -------     -------   -------     -------   -------
  Total revenues........        318       339         409       903       1,079     1,543
                            -------   -------     -------   -------     -------   -------
 Cost of revenues:
  Licenses..............         10        11          16        32          51        78
  Services and
  maintenance...........         73       140         185       548         770     1,133
                            -------   -------     -------   -------     -------   -------
  Total cost of
  revenues..............         83       151         201       580         821     1,211
                            -------   -------     -------   -------     -------   -------
 Gross profit...........        235       188         208       323         258       332
 Operating expenses:
  Sales and marketing...        771     1,066       1,572     1,790       1,962     2,648
  Research and
  development...........        495       526         694       622         760       971
  General and
  administrative........        442       530         453       681         874     1,076
  Amortization of
  acquired intangible
  assets................        --        --          --        247         248       248
  Non-cash stock
  compensation..........          5        40         108       134         172       257
  Write off of acquired
  in process
  technology............        --        --          --        455         --        --
                            -------   -------     -------   -------     -------   -------
  Total operating
  expenses..............      1,713     2,162       2,827     3,929       4,016     5,200
                            -------   -------     -------   -------     -------   -------
 Loss from operations...     (1,478)   (1,974)     (2,619)   (3,606)     (3,758)   (4,868)
 Interest income
 (expense), net.........        (17)       12          90        36         (64)      (82)
                            -------   -------     -------   -------     -------   -------
 Net loss...............    $(1,495)  $(1,962)    $(2,529)  $(3,570)    $(3,822)  $(4,786)
                            =======   =======     =======   =======     =======   =======
As a Percentage of Total
Revenues:
 Revenues:
  Licenses..............       82.7 %    58.4 %      60.9 %    49.1 %      76.2 %    57.9 %
  Services and
  maintenance...........       17.3      41.6        39.1      50.9        23.8      42.1
                            -------   -------     -------   -------     -------   -------
  Total revenues........      100.0     100.0       100.0     100.0       100.0     100.0
                            -------   -------     -------   -------     -------   -------
 Cost of revenues:
  Licenses..............        3.1       3.2         3.9       3.5         4.7       5.1
  Services and
  maintenance...........       23.0      41.3        45.2      60.7        71.4      73.4
                            -------   -------     -------   -------     -------   -------
  Total cost of
  revenues..............       26.1      44.5        49.1      64.2        76.1      78.5
                            -------   -------     -------   -------     -------   -------
 Gross profit...........       73.9      55.5        50.9      35.8        23.9      21.5
 Operating expenses:
  Sales and marketing...      242.5     314.5       384.4     198.2       181.8     171.6
  Research and
  development...........      155.7     155.2       169.7      68.9        70.4      62.9
  General and
  administrative........      139.0     156.3       110.8      75.4        81.0      69.7
  Amortization of
  acquired intangible
  assets................        --        --          --       27.4        23.0      16.0
  Non-cash stock
  compensation..........        1.6      11.8        26.4      14.8        15.9      16.7
  Write off of acquired
  in process
  technology............        --        --          --       50.4         --        --
                            -------   -------     -------   -------     -------   -------
  Total operating
  expenses..............      538.8     637.8       691.3     435.1       372.1     336.9
                            -------   -------     -------   -------     -------   -------
 Loss from operations...     (464.9)   (582.3)     (640.4)   (399.3)     (348.2)   (315.4)
 Interest income
 (expense), net.........       (5.3)      3.5        22.0       4.0        (5.9)      5.3
                            -------   -------     -------   -------     -------   -------
 Net loss...............     (470.2)%  (578.8)%    (618.4)%  (395.3)%    (354.1)%  (310.1)%
                            =======   =======     =======   =======     =======   =======

  We develop our business plans and establish our hiring and staffing plans based on expectations of future revenue. Since we operate in an emerging market and have a short operating history, our revenues are difficult to forecast with accuracy and consequently, our expectations of future revenue may not be accurate. If our revenues fall short of our expectations, our results of operations may be disproportionately adversely affected as our expenses are, in large part, fixed. In addition, as we have a short operating history, quarter to quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indicator of future performance.

Liquidity and Capital Resources

  Since inception, we have financed our operations and funded our capital expenditures through the private sale of equity securities, resulting in net proceeds of $30.5 million through June 30, 1999. As of June 30, 1999, we had $9.1 million in cash and cash equivalents and $7.4 million in working capital.

  Net cash used in operating activities was approximately $1.3 million in 1996, $3.3 million in 1997, $7.9 million in 1998 and $6.9 million for the six months ended June 30, 1999. For such periods, net cash used in operating activities was primarily used to fund ongoing operations.

  Net cash used in investing activities was approximately $135,000 in 1996, $105,000 in 1997, $1.1 million in 1998 and $1.2 million for the six months ended June 30, 1999. Investing activities for the periods consisted primarily of capital expenditures, including the purchase of computer equipment and related software. We expect that our capital expenditures will continue to increase as our operations grow. We have recently executed a lease for a significant amount of additional office space to accommodate our growth.

  Net cash provided by financing activities was $1.8 million in 1996, $3.7 million in 1997, $10.2 million in 1998, and $15.2 million for the six months ended June 30, 1999, and consisted primarily of proceeds from the issuance of preferred stock. We have a $2.0 million accounts receivable revolving line of credit with Silicon Valley Bank that bears interest at the prime rate and expires in February 2000. There are currently no outstanding borrowings under this line, although the amount available for borrowing has been reduced by the issuance of a $100,000 letter of credit. We have a $1.0 million equipment line of credit with the same bank bearing interest at prime rate plus 0.50% that expires in February 2000. In August 1999 and February 2000, amounts funded under this line convert to a term note repayable in 36 equal monthly installments. As of June 30, 1999, we had approximately $452,000 in borrowings outstanding under this equipment line. We also have an outstanding term loan with the same bank bearing interest at a rate of prime plus 0.50% in the amount of $326,000 as of June 30, 1999. This term loan is being repaid in equal monthly installments through May 2001. The term loan and lines of credit are secured by all of our tangible and intangible personal property, including our intellectual property rights. Our borrowing arrangements require us to comply with various financial covenants and subject us to certain restrictions.

  We expect to experience significant growth in our operating expenses and capital expenditures for the foreseeable future. Management believes that the net proceeds of this offering, together with our existing cash and cash equivalents, and commercial credit facilities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. In addition, we may use cash resources to fund acquisitions or investments in complementary businesses, products, services and technologies. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to obtain additional equity or debt financing. We cannot assure you that additional financing will be available at all, or if available, that it will be obtainable on favorable terms.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

  State of Readiness. Our business is dependent on the operation of numerous systems that could potentially be impacted by year 2000 related problems. Those systems include, among others:

  .hardware and software systems used by us to deliver services to our customers, including our proprietary software systems as well as hardware and software supplied by third parties;

  .communications networks, such as the Internet and private intranets, which we depend on to communicate both internally and with our customers and potential customers;

  .the internal systems of our customers and suppliers;

  .the hardware and software systems used internally by us in the management of our business; and

  .non-information technology systems and services used by us in our business, such as telephone systems and building systems.

  We have and plan to continue to internally review both our internal operational systems as well as our software and service product offerings to determine their year 2000 readiness. With regard to internal systems, we have primarily focused on information technology systems that serve critical operational, financial, administrative and customer support functions. Our evaluation and remediation of such issues have centered on ensuring that we are operating on manufacturer provided software and system updates that the manufacturers have determined to be year 2000 ready. We have not undertaken audits and tests of those systems to ensure year 2000 readiness because vendors for these systems have made representations that their systems are year 2000 compliant. As a result, some of these systems may, either independently or in combination with other systems become affected by the year 2000 date change. In addition, we are aware of a number of non-critical software products we use internally in everyday operations which are not expected to be year 2000 certified by their manufacturers. These systems are generally off the shelf software products which we believe are replaceable without material affect on the company if they prove to be incapacitated in the Year 2000. Further, we have not initiated and do not plan to initiate a review of our non-information technology systems which we believe to be non-critical.

  With regard to our software products and services, we have tested our ARIA and LikeMinds versions 3.0 and later releases and have determined that they meet our criteria for year 2000 readiness. We cannot assure you that our testing procedures are adequate to identify all potential year 2000 issues. We have made available to our customers year 2000 compliant versions of ARIA and LikeMinds under the terms and conditions of our standard maintenance and support agreements.

  Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance matters generally. At this time, we do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. If expenses relating to year 2000 compliance are higher than anticipated, it could seriously harm us.

  Risks. We are not currently aware of any year 2000 compliance problems relating to our software solutions that would seriously harm us. However, we cannot assure you that we will not discover year 2000 compliance problems that will require substantial expenditures to correct. In addition, clients use our software products in numerous and varied computing environments and in combination with numerous other software products. We have not undertaken a study of our customers' year 2000 readiness nor have we undertaken a study of the environments in which our software may be deployed. Further, our software is integrated with a number of third party software products, some of which have not been classified as year 2000 ready by their manufacturers. Our software testing procedures included these third party software components in the testing of our own products and we believe that the noncompliant aspects of these third party products do not affect that functions that our software relies on. There can be no assurance that our testing procedures are adequate to identify all potential year 2000 issues.

  Furthermore, our success may depend on our customers success in identifying and managing year 2000 issues in a timely manner. We expect that in general, many of our larger clients will restrict or eliminate software system purchasing decisions in the last quarter of 1999 in order to gain system stability for the year 2000 date change. Further, depending on the success of our customers in identifying and mitigating their year 2000 issues, significant remediation of year 2000 issues required in the first of quarter of 2000 is possible. This may have the result of significantly reducing new contract sales opportunities in the fourth quarter of 1999 and the first quarter of 2000 and may impact the investment made by our customers in continuing to install software previously acquired from us during these quarters. This may cause us serious harm.

  Worst Case Scenario. We believe that our worst case scenario would be a complete failure of our ARIA and LikeMinds product lines. Any such failures would cause our customers to be unable to monitor, analyze and improve the effectiveness of their Web site activity, and could cause the partial or complete failure of other unrelated software being utilized by such customers.

  Contingency Plan. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. The results of our year 2000 testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

Interest Rate Risk

  We have an investment portfolio of money market funds and fixed income certificates of deposit. The fixed income certificates of deposit, like all fixed income securities, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of June 30, 1999.

                                    BUSINESS

  We believe that we are the first company to offer a comprehensive e-marketing solution that combines advanced Web site monitoring, personalization and analysis capabilities. Our solution monitors and analyzes Web site activity and visitor behavior data and, in real-time, helps our customers improve the effectiveness of their Internet marketing and selling efforts. Our solution helps companies identify and target the most qualified customers, know their tastes and preferences, refine sales and marketing tactics in real-time and predict likely cross-selling opportunities.

  Our e-marketing software applications consist of our ARIA and LikeMinds product lines that are sold as an integrated solution or individually. ARIA provides comprehensive Web site monitoring and analysis software that allows marketers to better understand how customers respond to particular Web pages, content categories and e-marketing campaigns. LikeMinds personalization software provides personally relevant predictions of which content and products will be best suited for Web site visitors. LikeMinds personalization software also provides a Web site experience that we believe engages online customers, keeps them at a Web site longer and encourages them to return to the Web site more frequently. In addition, we provide professional services to assist customers in identifying, implementing and integrating Web-based technologies to improve the effectiveness of their Internet marketing and selling efforts.

Industry Background

  Growth of the Internet and E-commerce. The Internet has emerged as a powerful and rapidly growing medium for communication and commerce. International Data Corporation estimates that the number of Web users will grow from approximately 142 million worldwide in 1998 to 502 million by the end of 2002, and Forrester Research estimates that Internet business-to-business and business-to-consumer transactions will grow from $51 billion in 1998 to over $1.4 trillion in 2003.

  We believe that companies generally adopt the Internet as a medium of commerce in three phases. In the first phase, or the e-presence phase, companies seek to quickly establish a presence on the Internet. These early efforts often consist of a Web site composed primarily of a company's marketing literature that provides online access to information about a company's products or services, organization and operations. In the second phase, or the e-commerce phase, a company begins, often in a rudimentary manner, to offer goods and services for sale online. During this phase, companies generally begin to evaluate the effectiveness of their online presence. In the third phase, or the e-marketing phase, companies begin to focus on effectively marketing to the growing number of individuals and businesses buying goods and services on the Internet by delivering a highly personalized experience to online buyers.

  Challenges of Marketing and Selling on the Internet. While some early participants in e-commerce have achieved a high degree of brand recognition and revenue growth, they are now facing an increasingly competitive market. Forrester Research estimates that the percentage of large U.S. companies (1,000 or more employees) using the Internet as a channel for commerce will increase from 20% in 1998 to 98% in 2002.

  In addition to increased competition, companies using the Internet face the following marketing and selling challenges.

  . High Level of Customer Choice. The Internet greatly facilitates comparison shopping and increases the ease of switching online merchants.

  . Lack of Traditional Competitive Differentiation. The Internet reduces the effectiveness of many of the key factors that previously differentiated a company's products or services such as price, location, availability and access.

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

  . Reduced Personal Interaction. The Internet greatly reduces the opportunity for face-to-face contact and interpersonal relationships that serves as a powerful means of customer acquisition and retention.

  . High Level of Customer Expectations. Online customers expect a high degree of product selection and are beginning to require a higher level of service and support.

  The result is that many companies conducting business on the Internet are finding it difficult to attract and retain customers. Forrester Research estimates that only 2.7% of first time visitors to an e-commerce Web site convert from browsers into buyers. Forrester Research also reports that 44% of online merchants do not track their rate of success in converting browsers into buyers. Nevertheless, these results come in an environment where the data to better understand and attract online customers is readily available. The Internet enables the collection of information on a customer's tastes and preferences in a way previously unavailable using other media. The Internet offers the ability to capture an unprecedented amount of data on what individual customers buy, as well as how they respond to advertising, promotions and Web site layout. Importantly, this data is available in real-time, meaning at the moment the customer is engaged with a Web site.

  In order to attract and retain customers, companies must improve their Web site monitoring, personalization and analysis capabilities. With improved Web site monitoring capabilities, companies are able to gain insight about their customers by observing and capturing customer behavior in real-time as the customer browses the Web site. By personalizing Web page content to better reflect customer tastes and preferences, companies will be able to enhance the user's Web site experience and improve the conversion rate of browsers into buyers. With improved Web site analysis, companies can receive feedback to measure and evaluate the effectiveness of their marketing messages, promotions and campaigns.

  Limitations of Current Solutions. To date, companies have primarily purchased and implemented two groups of specific applications to address the challenges of online marketing and selling. The first group of specific applications consists of Web site analysis and tracking tools. Most of these tools analyze the information contained in the detailed activity logs generated by Web servers. However, to date these products have not analyzed the more valuable data stored within an e-commerce application, such as when a user puts an item in a shopping cart, purchases the contents of the cart or rejects items rather than purchasing them. In addition, these products have been limited in their ability to scale to handle the demands of highly trafficked Web sites. The second and newer group of specific applications, personalization software, enables Web site content and services to be tailored to particular individuals based on detailed information about their tastes and preferences. However, we believe current personalization software is limited in its ability to predict individual tastes and preferences and buying behavior. In this regard, if a company is unable to accurately predict a customer's buying patterns, it becomes much more difficult to create a personally relevant Web site experience that attracts users back to the Web site. For example, if a company is using its Web site to sell books, making poor or inaccurate recommendations will erode user trust.

  The Andromedia Opportunity. We believe a significant market opportunity exists for a comprehensive solution that integrates advanced Web site monitoring, personalization and analysis capabilities. The benefits of an integrated solution are two-fold. First, the accuracy of personalization can be significantly improved by leveraging the information gained through real-time Web site monitoring, thereby ensuring that more personally relevant content is delivered to online users. Second, personalization effectiveness can be measured, evaluated and adjusted through offline analysis.

  In short, an integrated e-marketing solution must:

  .observe, capture and analyze customer behavior;

  .provide personally relevant information to a customer;

  .adjust that information based on real-time customer responses;

  .measure the effectiveness of that interaction to refine the e-marketing process; and

  .provide enhanced analysis of captured customer data and other traditional data resources.

Our Solution

  We are a leading provider of e-marketing software solutions. We provide an integrated solution that monitors and analyzes Web site activity and visitor behavior data and, in real-time, helps our customers improve the effectiveness of their Internet marketing and selling efforts. We combine sophisticated data monitoring, personalization, analysis and reporting, and the ability to leverage captured online data with other traditional data resources. Our solution helps companies identify and target the most qualified customers, understand their tastes and preferences, refine sales and marketing tactics in real-time and predict likely cross-selling opportunities. We have designed our solution to convert Web site browsers into buyers, and buyers into loyal customers, which we believe can significantly increase our customers' e-commerce revenues.

  Our integrated e-marketing solution includes the following product lines:

  . ARIA software provides comprehensive Web site monitoring and analysis.
    ARIA directly interfaces with Web servers and e-commerce applications to gather data on customer behavior in real-time. ARIA then allows marketers to analyze this information to better understand how customers respond to particular Web pages, content categories and e-marketing campaigns. ARIA also captures and provides the customer behavior data necessary to enable effective personalization.

  . LikeMinds personalization software provides personally relevant predictions of which content and products will be best suited for Web site visitors. These predictions may be based upon data gathered by ARIA, other e-commerce applications or traditional data resources. LikeMinds personalization software also provides a Web site experience that we believe engages online customers, keeps them at a Web site longer and encourages them to return to the Web site more frequently.

  We sell our two software product lines, ARIA and LikeMinds, as an integrated solution or individually. The flexibility and breadth of our product offering allows our customers to purchase a solution that matches the initial scope of their e-commerce strategies and that can be easily augmented as they develop more sophisticated e-marketing needs.

  To understand how our e-marketing solution works, consider the sales process in a traditional business. A good salesperson carefully watches how a customer shops. Based on those observations the salesperson can infer what the shopper is most interested in and may even learn something about the shopper's personality. A good salesperson then helps the shopper find what he or she wants, learns more about the customer through that interaction, and uses that information to sell additional merchandise. Through a series of such interactions, a salesperson learns to recognize customer tastes and preferences, builds his or her sales skills and transitions from being simply a salesperson to a trusted advisor.

  Our integrated e-marketing software solution behaves similarly. It collects data on customer browsing and shopping behavior. It works with other e-commerce applications to intelligently interact with online customers. It gains information about their tastes and preferences and provides personally relevant information and purchase recommendations. Our e-marketing software refines its marketing and selling tactics based on immediate feedback and analysis. In short, we believe our software provides a highly effective "virtual salesperson" for online customers.

  We believe our solution offers the following benefits:

  Delivers Improved Marketing Results. LikeMinds personalization capabilities are designed to reflect the characteristics of an individual customer rather than a group of customers and thereby provide more accurate and relevant information to online customers. LikeMinds also adapts and responds to customer behavior in real-time. This allows marketers to continuously refine their understanding of each customer, thereby improving their ability to provide the most up-to-date and personally relevant recommendations to customers while they are actively engaged on a Web site. We believe that this will be extremely beneficial to companies as customers increasingly demand a more personalized experience based upon the time and frequency spent at Web sites.

  Provides Enhanced Marketing Feedback. ARIA's activity reports are available to immediately provide important and timely insight on the effectiveness of online marketing campaigns. We have designed ARIA to interface directly with e-commerce Web applications, rather than simply a Web log file, providing higher value marketing information. ARIA's real-time monitoring of customer behavior provides improved insight into a customer's timing and propensity of product purchases.

  Scales with the Growth of E-commerce. ARIA can collect, store and analyze the data generated from more than 40 million page views and 200 million Web hits in a single day, making it capable of handling the most demanding e-commerce applications in use today. In addition, ARIA can operate across multiple Web servers, giving organizations the capability to monitor, capture and analyze data across multiple, complex Web sites.

  Leverages a Broad Range of Data. LikeMinds is designed to integrate with legacy databases that contain important historical customer information and to leverage existing geographic, demographic and psychographic data to improve the accuracy of its personalization.

Our Strategy

  Our objective is to be the leading provider of e-marketing software solutions for marketing and selling on the Internet. Our strategy includes the following:

  Establish Our Products as the Leading E-marketing Software Solution. We believe that the e-marketing software application market has just begun to emerge. We believe that by being the first to market with an integrated e-marketing software solution, we have an opportunity to establish our products as the leading solution for comprehensive and effective e-marketing. By implementing our solution across a broad spectrum of companies engaging in e-commerce, our goal is to establish our products as the most widely used automated e-marketing solution.

  Deliver the Most Comprehensive E-marketing Solution. We intend to extend the capabilities of our integrated Web site monitoring, personalization and analysis solution. The core value of our integrated solution, which enables companies to provide a personally relevant Web site experience for each visitor, is dependent on the quality and breadth of online and other traditional customer data available for analysis. As a result, we intend to continue to improve our ability to identify, monitor and gather high-value sources of online customer behavior as well as our ability to integrate with leading e-commerce applications and third-party offline data sources. In addition, as our customers' needs evolve, we intend to extend our decision support and reporting capabilities with additional data analysis and data mining techniques to provide companies with additional information and more detailed reporting capabilities.

  Leverage and Expand Relationships with Leading E-commerce Software
Providers. We intend to strengthen our existing relationships, and to develop new relationships, with leading e-commerce software providers which will enable us to continue to enhance the value of our solutions to customers and accelerate the market acceptance of our products. For example, through our existing relationships with early leaders in Internet relationship management, including BroadVision and Vignette, we have been able to design our solutions to directly capture customer behavior, such as shopping cart inserts, deletions and checkouts and keyword searches, which are stored in their software applications. In many cases, this enables our customers to more easily employ our products as part of larger, off-the-shelf solutions, thereby minimizing the need for custom application development. We also intend to expand our relationships with e-commerce software application providers whose applications are suitable for the acceptance of recommendations and profiles from our LikeMinds Personalization Server. We believe that a continued focus on strategic relationships will enable us to continue to broaden the market for our products.

  Expand Our Global Presence. We believe that the e-marketing software market has just begun to emerge in the United States and we are focused on capturing new customers and expanding our presence in the domestic market. We intend to increase the number of our direct sales professionals as well as utilize systems integrators and resellers to address our domestic market opportunity. We believe that international markets will represent a significant market for our products and services. To capitalize on this growing international market, we plan to expand our direct sales, marketing and support presence in selected European markets and, to a lesser extent, develop alliances with international distributors. We believe that an early presence in these markets will enhance our long-term competitive position in these regions.

  Capitalize on Our Installed Base of Customers. We currently have an installed base of over 100 customers. Since most of our customers have purchased only one or a few product components, we believe there is a significant opportunity for follow-on sales. In addition, many customers use our products in specific business units or locations, giving us the opportunity to sell across the enterprise. Finally, since many of our customers are experiencing increasing Web site traffic, we may be able to sell additional licenses based on increased usage levels.

  Pursue Strategic Acquisitions. We intend to pursue acquisitions of businesses, products, services and technologies that are complementary to our strategic focus and to expand our position in the e-marketing software marketplace. For example, our acquisition of LikeMinds in late 1998 has enabled us to provide an integrated Web site analysis and personalization solution.

Our Products

  We offer a comprehensive line of e-marketing software applications that consists of our ARIA and LikeMinds product lines. Our ARIA product line captures, and our LikeMinds product line uses, information about the tastes and preferences of online users each time a user visits a Web site or volunteers information in response to survey questions. We offer ARIA and LikeMinds to customers as stand-alone applications or as an integrated e-marketing solution.

  ARIA Product Line. ARIA is a leading Web site activity tracking and analysis solution for high-traffic Web sites. Marketers and Web site developers rely on ARIA to measure the effectiveness of their e-marketing activities. For example, ARIA can:

  .analyze and identify the most valuble customers and what attracted them to the Web site;

  .identify the best-selling products;

  .determine which promotions are the most effective;

  .identify the most effective cross-selling opportunities; and

  .improve Web site lay out based on navigation patterns of Web site visitors.

  The table below provides an overview of our ARIA product line and its key capabilities.

   ARIA Product                       Key Capabilities
----------------------------------------------------------------------------------------

   ARIA Standard                      . Provides Web site monitoring, analysis and
                                        reporting capabilities for a single host Web
                                        server.
----------------------------------------------------------------------------------------

   ARIA Enterprise                    . Includes same functionality as ARIA Standard.

                                      . In addition, provides highly scalable Web site
                                        monitoring and analysis capable of analyzing Web
                                        site visitor behavior across complex, dynamic
                                        and multi-server Web sites with high traffic
                                        levels.
----------------------------------------------------------------------------------------

   ARIA eCommerce                     . Includes same functionality as ARIA Enterprise.

                                      . In addition, interfaces directly with e-commerce
                                        applications and provides real-time reports on
                                        events that occur within those applications.
----------------------------------------------------------------------------------------

   Personal ARIA                      . Provides intuitive user interface that enables
                                        marketers to create, run and save custom reports
                                        tailored to their particular marketing needs.


  ARIA Standard, ARIA Enterprise and ARIA eCommerce all provide easily customizable pre-designed reports to effectively distribute insight on customer behavior and the effectiveness of e-marketing campaigns. Reports can be generated on demand or in regular intervals and can be distributed in a spreadsheet format or accessed through a Web browser. Customers who need more highly customized reports use Personal ARIA, which we provide with both ARIA Enterprise and ARIA eCommerce.

  LikeMinds Product Line. Our LikeMinds Personalization Server provides personally relevant content and product recommendations to customize interaction with customers who are actively browsing a Web site. LikeMinds Personalization Server becomes more effective with each purchase or customer interaction, continuously refining its understanding of each consumer and improving its predictive capabilities. It can use explicitly expressed preferences as well as preferences implicit in interactions such as purchases, shopping activity or responses to promotions. The LikeMinds Personalization Server can be used to:

  . create a recommendation application. Users often like to express their opinion on products, such as rating a movie or a restaurant. LikeMinds can use this information to present similar products most likely to appeal to that individual user;

  . deliver instant recommendations when a user first enters a Web site based on the user's browsing and purchase history and demographic profile;

  . deliver personalized content and product recommendations based on a user's clickstream, such as additions and deletions from a shopping cart; and

  . make recommendations based on users' expressed lifestyle preferences such as their taste in food, music, clothes and activities.

  We offer our LikeMinds Personalization Server with a variety of analysis engines to meet the requirements of each customer. While the Preference Engine and Product Matching Engine are included with the LikeMinds Personalization Server, the Purchase Engine and Clickstream Engine are sold separately. The key capabilities of each analysis engine that we currently offer are described in the table below.

   LikeMinds Product                  Key Capabilities
-------------------------------------------------------------------------------

                                      . Provides core personalization
   LikeMinds Personalization Server     technology.

      Preference Engine               . Uses explicitly stated user preferences
                                        to make personally relevant product
                                        recommendations.

      Product Matching Engine         . Makes personally relevant product
                                        recommendations based on product
                                        similarities.

                                      . Observes online behavior and enables
                                        the automatic tailoring of Web site
                                        content to each customer's tastes and
                                        preferences.
-------------------------------------------------------------------------------
   Purchase Engine                    . Enables e-commerce companies to
                                        leverage customer purchase history data
                                        to make personally relevant
                                        recommendations.
-------------------------------------------------------------------------------
   Clickstream Engine                 . Builds online customer profiles in
                                        real-time, based on navigational data
                                        as customers browse a Web site.


Our Technology

  [Graphic Depicting ARIA platform/recorder with diagram showing monitors at left, LikeMinds Personalization Server engines in middle and ARIA reporter modules at right]

  Our ARIA and LikeMinds products leverage the functionality of a common platform to enable scalable, flexible and accurate Web site monitoring, analysis and personalization. The architecture is compatible with application programming interfaces, or APIs, communication protocols and file formats to enable integration with external systems such as Web e-commerce servers and business process applications. The architecture also utilizes numerous standard programming languages, including extensible markup language, or XML, and network protocols, including the Information and Content Exchange protocol, or ICE. ICE is utilized to syndicate and distribute data from ARIA monitors to the LikeMinds Personalization Server and reporting applications.

   ARIA Technology

  We have based the ARIA product line on a common architecture that consists of three core components:

  Monitors. We have equipped ARIA with Web site monitors that are able to interface with Web servers and applications to gather Web site activity data in real-time. Unlike other Web site tracking software, the ARIA monitors do not capture information from Web server transaction logs, which can rapidly become very large and significantly slow down processing times. Unlike the Web log file approach, we believe that our monitor technology provides the level of detail required for marketers to translate Web site activity information into useful marketing and sales intelligence. In addition, unlike the ARIA monitors, other software solutions that use monitors store data in a database or data warehouse where the data is not available for real-time analysis or personalization. ARIA monitors can be easily extended to collect new kinds of Web site information that is provided to third-party applications such as the LikeMinds Personalization Server. ARIA currently uses three different types of monitors:

  . ARIA Network Monitors. These monitors are placed at strategic points within the network to capture the interaction between Web browsers and the Web server. They examine the content of the interaction and extract page tags, page titles and other valuable information;

  . ARIA Server Monitors. These monitors plug directly into Web servers, providing the only method of accessing data that is transmitted through the Secure Sockets Layer connection. They supply real-time Web site activity data by automatically capturing and making available information from the Web server; and

  . ARIA Application Monitors. These monitors integrate with e-commerce applications to gather data on Web site activity such as shopping cart inserts, deletes and checkouts, key word searches and other e-commerce activities.

  Recorders. The ARIA recorder is the processing engine that resides in the central part of the application and receives the data from the monitors. We license technology from Object Design, Inc. for the recorder database.

  Reporter. The ARIA reporter creates reports based on the Web site activity information stored in a highly scaleable object database optimized for creating ARIA reports. ARIA reports can be generated on demand or in regular intervals and can be distributed in a spreadsheet format or as HTML documents accessible by a Web browser.

  LikeMinds Technology

  The LikeMinds Personalization Server uses our patented collaborative filtering algorithms. Collaborative filtering technology works as follows:

  . the system records a value to represent a user interaction such as rating a product, viewing a page or purchasing a product. The values can be derived directly from explicit ratings or implied from data such as clickstreams or purchase history;

  . LikeMinds matches the selected user with others who have viewed or purchased the same items;

  . LikeMinds then computes how similar the target user is to other users who have viewed or purchased the same items;

  . after the comparison, similar users are selected as "proxies" or "mentors"; and

  . when an application requests a recommendation for personalized content or a product recommendation, the LikeMinds Personalization Server retrieves the relevant data associated with that person's proxies or mentors to predict items likely to appeal to the target individual.

  We believe that LikeMinds' patented collaborative filtering process provides an advantage over competing technologies. Other collaborative filtering algorithms typically partition users into static clusters which provide an individual prediction that is the arithmetic mean of all users in the same static cluster. This static cluster methodology works for those users whose behavior closely matches the average of the cluster, but its accuracy suffers for users whose behavior deviates from the average. In contrast, LikeMinds dynamically creates an individual cluster in real-time for each customer every time a personalization application requests a recommendation for that customer. As a customer's tastes change, the members of the customer's cluster change so that only those individuals that most closely match the behavior of the target customer remain as proxies or mentors for that customer. As a result, LikeMinds' predictions are based on dynamically updated customer data and continuously provide the most personally relevant content and product recommendations for each customer.

Customers

  Our customers represent a broad spectrum of enterprises in diverse sectors including education and government, entertainment, financial services, manufacturers, media, online merchants, traditional retailers and technology companies. Below is representative list of our customers that have generated revenues or deferred revenues of at least $25,000 since January 1, 1998:

Online Companies                 Manufacturers/Retailers            Technology
Big Star                         Audi                               BellSouth
CheckOut.com                     Daimler-Chrysler                   Broderbund Software
Cybershop International          Encyclopedia Britannica            EarthLink
E*Trade                          Hallmark                           Home Services Network
Giant Step                       Levi Strauss & Co.                 Intelenet Communications
iVillage                         Office Depot                       MatraNet
Internet Gift Registry           Office Max                         Sun Microsystems
Medscape                         United Parcel Service              US West
Motley Fool                      Xerox Corporation                  XTRA
NetFlix.com
On2.com                          Media                              Financial Services
Pangolin                         All Media Guide                    Chase Manhattan Bank
RealEstate.com                   Forrester Research                 First Chicago
visitalk.com                     Fox Home Entertainment             First Union
www.com                          Launch Media                       Interactive Investor
                                 NewsReal                           Intuit
Government                       Total Sports
General Services Administration  The Weather Channel
U.S. Postal Service
                                 Entertainment
                                 Cinemax/HBO
                                 Columbia House
                                 Diva Systems
                                 Sony Corporation
                                 West Coast Video

Professional Services

  Our Services Group provides consulting services and customer support. We believe that providing superior consulting services and customer support are critical to the satisfaction of our customers and our own success. As of July 31, 1999, our Services Group consisted of 29 employees.

  Consulting Services. We provide a variety of consulting services to help companies implement our products and improve their marketing strategies. Our Services Group offers a high level of expertise in Web analysis and reporting, personalization techniques, customization and technology integration. We also offer extensive education and training programs for our customers at our offices in San Francisco and at customer sites.

  Customer Support. We provide our customers with a variety of support services, including telephone support, Web-based support and updates to our products and documentation. Our Web-based support is available 24 hours a day and provides answers to frequently asked questions, technical advice and an area for downloading product updates. We enter our maintenance and support contracts separate from our product license agreements. In addition to our standard maintenance and support program, we also offer a premium maintenance and support program that includes proactively monitoring the customer's Web site to anticipate problems and provide real-time solutions.

Sales and Marketing

  We market our products and services primarily through our direct sales force and through indirect channels including Internet service providers, application service providers, systems integrators, and Web design studios, as well as other technology and marketing partners. We maintain sales offices in Boston, Chicago, London, Los Angeles, New York and Washington, D.C. We also have sales representatives based in Atlanta, Austin and Minneapolis. As of July 31, 1999, we had 30 sales representatives, managers and support personnel. We intend to increase our North American and European sales forces by opening new offices as appropriate to meet demand.

  We use a variety of marketing programs to build market awareness of Andromedia and our integrated software solutions, as well as to identify potential customers for our products and services. Our marketing department currently includes 13 employees who conduct public relations, produce marketing materials, participate in trade shows, conferences and seminars, develop sales tools and presentations, conduct marketing research and establish and maintain close relationships with industry experts. In addition, our marketing department creates and maintains our Web site. Finally, product managers in our marketing department conduct competitive research, determine marketing requirements for our products and set product direction and priorities.

  We also use our personalization technology to develop market awareness of Andromedia. For example, we developed our Moviecritic.com Web site which provides a place for online users to send and receive movie critiques and get movie recommendations based on personal preferences provided by the user. We believe that Moviecritic.com is now regarded as one of the leading movie evaluation Web sites with an average of 45,000 visitors each month during 1999. Although we do not currently operate Moviecritic.com as a separate business, we may in the future establish it as a stand-alone business if we believe its operating model becomes mature enough to exist independently. We are also in the process of launching Bookcritic.com which will provide book recommendations in a manner similar to Moviecritic.com.

Strategic Relationships

  A key element of our strategy is to establish strategic relationships that enable us to continue to enhance the value of our e-marketing solutions to customers and accelerate the market acceptance of our products. These relationships fall into two categories: technology partners and distribution partners.

  Technology Relationships. We strive to establish relationships with leading industry e-commerce platform and application providers and technology partners that add value to our products. We have found that these relationships enable our customers to more easily employ our products as part of larger, off-the-shelf solutions, thereby minimizing the need for custom application development. In addition, these relationships increase demand for our products since many of our prospective customers first invest in complementary products from our partner companies. We have strategic relationships with leading platform and applications providers such as Allaire, ATG, BroadVision, Netscape/America Online, Sun Microsystems and Vignette. We continue to seek additional partners who complement our product and marketing strategy. We share with our partners sales and marketing collateral materials, sales leads and technology integration services.

  In addition, we have recently established a relationship with Big Flower Holdings, a direct marketing services provider that provides us access to traditional geographic, demographic and psychographic profiles of over 220 million persons residing in the United States. Access to this large database of historical consumer information is intended to enable our products to provide more accurate information regarding the tastes and preferences of online consumers. Our relationship with Webcraft, a leading provider of personalized direct marketing services and a subsidiary of Big Flower

Holdings, Inc., is part of our strategy to consolidate traditional data from various information channels with our own captured online data to enhance our personalization solution.

  Distribution Relationships. We intend to accelerate the implementation of our e-marketing solutions by expanding our relationships with leading systems integrators that specialize in designing and deploying e-commerce Web sites. We have entered into distribution partnerships with eleven Internet services companies: Anubis, BASE Consulting, DataSage, Fort Point Partners, iXL Inc., Multimedia Live, Net Effect, Net Quotient, Novo Interactive, Oven Digital and Stonebridge. We believe that these relationships will both facilitate the successful deployment of our products and generate additional product sales opportunities.

Competition

  The market for e-marketing software applications, including Web site tracking and analysis solutions and personalization solutions, is new, rapidly evolving and intensely competitive. We expect competition to increase both from existing competitors and new market entrants. We believe that the principal competitive factors in our market are:

  . product features, including performance and scalability;

  . ""plug-and-play" capability with leading e-commerce hardware and software applications;

  . quality of customer service and support and professional consulting services;

  . company reputation; and

  . to a lesser extent, price.

  We believe that there are currently no direct competitors that provide comprehensive e-marketing software solutions. However, in various segments of this market, we compete with a number of companies.

  . Web Site Tracking and Analysis. The primary competitors for our ARIA product line include Accrue, net.Genesis and WebTrends.

  . Personalization. The primary competitors for our LikeMinds product line include Net Perceptions, the Apex division of HNC Software, Engage and Personify.

  Many of our current competitors, as well as a number of potential new competitors, have longer operating histories and substantially greater name recognition, financial, technical and marketing resources than we. Some of our current and potential competitors may also have larger more diverse customer bases than we. In addition, current or potential competitors have established and may establish strategic partnerships or consolidate to more effectively market and distribute their products and enhance their product and service offerings.

  In addition to these current and potential competitors, we also face competition from the internal marketing capabilities of Web publishers who develop proprietary marketing solutions rather than employ the commercial solutions of Andromedia or our competitors. We cannot assure you that we will be able to successfully compete with these internal solutions.

  Intense competition may result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm us. We cannot assure you that we will be able to successfully compete against existing or future competitors.

Intellectual Property

  We depend upon protecting our intellectual property assets, which consist primarily of the computer software technology in our products and the trademarks and brand names associated with our company and its products. If we do not adequately protect our intellectual property, we could be seriously harmed.

  We currently hold two U.S. patents and one foreign patent and we have one U.S. patent application pending. It is possible that any patent or trademark issued to us may not provide us with any competitive advantages or that the patents or proprietary rights of third parties may substantially restrict our ability to conduct our business. We generally have not performed any comprehensive patent search for other patents that may limit our ability to do business. In addition, the laws of some foreign countries do not protect our intellectual property to the same extent as U.S. law.

  Our software products are sold to our customers under software licenses that impose restrictions on our customers' ability to duplicate, reverse engineer or otherwise use our software for purposes which could compromise our intellectual property rights. We also seek to protect our software, documentation and other proprietary written materials under trade secret and copyright laws, which afford only limited protection.

  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Preventing unauthorized use of our products and proprietary information is difficult, and while we are unable to know the extent to which unauthorized copying and use of our software takes place, we expect this to be a persistent problem. A discussion of the risks associated with the protection of our intellectual property rights and potential infringement by us of the patents and intellectual property rights of others is set forth in "Risk Factors--Protection our intellectual property may not be adequate."

Product Development

  We believe that our future success will in large part depend on our ability to improve the ARIA and LikeMinds product lines, develop new products, maintain technological leadership and meet rapidly evolving customer requirements for large scale marketing software applications. Our product development and engineering organization is primarily responsible for product architecture, core technology, product testing and quality assurance, writing end-user documentation, and expanding the ability of our software applications to efficiently operate with the leading hardware platforms, operating systems, database management systems and critical e-commerce transaction processing standards.

  Since our inception, we have made substantial investments in product development and related activities. As of July 31, 1999, product development and engineering staff consisted of 28 employees. Our total expenses for research and development were $884,000, $1.4 million and $2.3 million in 1996, 1997 and 1998, respectively, and $1.7 million in the first six months of 1999. We expect to continue to devote substantial resources to our product development and related activities.

Employees

  As of July 31, 1999, we had a total of 125 employees, of whom there were 29 in our Services Group, 28 in development and engineering, 51 in sales and marketing and 17 in corporate finance and administration. None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe our relationship with our employees is good.

Facilities

  Our principal executive and corporate offices and development and network operations are located in San Francisco, California, in approximately 11,000 square feet of leased office space under a lease that expires in 2003. We plan to relocate our principal executive and corporate offices during the fourth quarter of 1999 to approximately 28,000 square feet of leased office space located in San Francisco under a lease that expires in 2004. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

Legal Proceedings

  We are not currently involved in any material legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

                                   MANAGEMENT
Executive Officers and Directors

  The following table sets forth certain information regarding Andromedia's current executive officers and directors:

                Name                Age                         Position
 Kent B. Godfrey..................  41    Chairman of the Board and Chief Executive Officer
 Paul R. Gifford..................  47    President, Chief Operating Officer and Director
 Neil R. Blumenfield..............  45    Vice President of Worldwide Services
 James W. Doubek..................  46    Vice President of Engineering
 Stephen F. Ghiglieri.............  38    Vice President of Finance and Chief Financial Officer
 Daniel R. Greening, Ph.D. .......  40    Vice President and Chief Solutions Architect
 Stephen P. Kanzler...............  48    Vice President of Marketing
 Jeffrey M. Tedesco...............  41    Vice President of Sales
 L. William Krause(b).............  57    Director
 Hyunja F. Laskin(a)..............  32    Director
 Jack L. Rivkin(b)................  59    Director
 Robert J. Saldich(b).............  66    Director
 Richard Wolpert..................  37    Director
 Kristopher A. Wood(a)............  28    Director

--------
(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

  Kent B. Godfrey has served as Chief Executive Officer and a director of Andromedia since its inception in January of 1996 and has served as Chairman of the Board since June 1999. From January 1996 to September 1998, Mr. Godfrey served as President and Chief Executive Officer of Andromedia. From September 1993 to February 1995, Mr. Godfrey served as Vice President Marketing/Strategic Planning for IA Corp., a high-end custom solutions provider. From July 1991 to December 1992, Mr. Godfrey served as Vice President of Marketing and Business Development at Epoch Systems, a hierarchical storage management software company. From February 1986 to July 1991, Mr. Godfrey held various executive management positions at Sequent Computer Systems, a manufacturer of computer systems used in high-end transaction processing and decision support applications. Mr. Godfrey serves on the boards of directors of TRM Corporation and HipBone, Inc. and is a member of the advisory boards of eForce, Inc., Facilitas, Inc., Softcoin, Inc. and the Palo Alto Coffee Company. He also serves on the advisory board of the non-profit charitable organization Planet Hope. Mr. Godfrey received a B.S. degree in Operations Research from Babson College and a M.S. degree in Economics from the London School of Economics.

  Paul R. Gifford has served as President and Chief Operating Officer of Andromedia since September 1998, and has served as a director since July 1999. From July 1998 to September 1998, Mr. Gifford served as Vice President of Marketing of Andromedia. From October 1996 to April 1998, Mr. Gifford served as Vice President of Product Development at Auspex Systems, a provider of high-performance network file servers and high-availability data management software solutions. From March 1996 to October 1996, Mr. Gifford served as a Vice President at Tencor Instruments, a manufacturer of capital equipment for semiconducter test applications. From December 1985 to October 1995, Mr. Gifford held various positions at Sequent Computer Systems, including Vice President of Corporate Strategic Programs. Mr. Gifford received B.S. and M.S. degrees in Electrical Engineering from the Rochester Institute of Technology and has completed the Executive Masters of Business Administrations Program at Stanford University.

  Neil R. Blumenfield has served as Vice President of Worldwide Services of Andromedia since October of 1998. From April 1998 to October 1998, Mr. Blumenfield served as Director of Sales at Pictra, Inc., a developer of Web-based photographic imaging software and services. From April 1994 to October 1997, Mr. Blumenfield served as Vice President of the Data Visualization Group at

Visigenic Software, a developer of software for distributed Internet and intranet applications. Mr. Blumenfield received a B.A. degree in Political Science from the University of California, Berkeley.

  James W. Doubek has served as Vice President of Engineering of Andromedia since the merger of Andromedia and LikeMinds in October 1998. From March 1997 to October 1998, Mr. Doubek was Vice President of Engineering at LikeMinds. From January 1995 to March 1997, Mr. Doubek was Vice President, Engineering at Chaco Communications, a software development company. From September 1989 to November 1994, Mr. Doubek was Director of Appware Foundation at Software Transformation, a software company acquired by Novell. Mr. Doubek received B.S. and M.S. degrees in Mathematics from the University of Miami.

  Stephen F. Ghiglieri has served as Vice President of Finance and Chief Financial Officer of Andromedia since July 1999. From July 1994 to May 1999, Mr. Ghiglieri served as Vice President, Finance and Administration and Chief Financial Officer at Oacis Healthcare Holdings, Corp. and its wholly owned subsidiary, Oacis Healthcare Systems, Inc., a healthcare information system software company. From 1992 to 1994, Mr. Ghiglieri served as Controller for Oclassen Pharmaceuticals, Inc., a pharmaceutical development and marketing company. Prior to 1992, Mr. Ghiglieri worked in the auditing division of Price Waterhouse. Mr. Ghiglieri received a B.S. in Business Administration from the California State University, Hayward and is a certified public accountant.

  Daniel R. Greening, Ph.D. has served as Vice President and Chief Solutions Architect of Andromedia since the merger of Andromedia and LikeMinds in October 1998. From March 1997 to October 1998, Dr. Greening was a co-founder and Chief Technical Officer at LikeMinds. From November 1994 to March 1997, Dr. Greening was the Chief Executive Officer of Chaco Communications, a software development company. From March 1991 to October 1994, he was Director of Frameworks at Software Transformation, a software company acquired by Novell. Dr. Greening received a B.S. degree in Computer Engineering from the University of Michigan and M.S. and Ph.D. degrees in Computer Science from the University of California, Los Angeles.

  Stephen P. Kanzler has served as Vice President of Marketing of Andromedia since the merger of Andromedia and LikeMinds in October 1998. From March 1996 to October 1998, Mr. Kanzler was co-founder, President, Chief Executive Officer and a director of LikeMinds. From August 1992 to March 1996, Mr. Kanzler served as a business consultant. From June 1987 to August 1992, Mr. Kanzler developed product and marketing strategies for operating systems and networking products in Microsoft's Systems Division. His last position at Microsoft was National Marketing Manager of Microsoft's Enterprise Systems Division. Mr. Kanzler served in the U.S. Navy and attended the U.S. Navy's Nuclear Power School.

  Jeffrey M. Tedesco has served as Vice President of Sales of Andromedia since June 1999. From November 1998 to May 1999, Mr. Tedesco served as Vice President of Sales and Business Development for Netmosphere, a provider of collaborative project management software. From December 1996 to July 1998, Mr. Tedesco served as Vice President of Sales, Consulting, and Customer Support for FirstFloor Software, a marketing encyclopedia systems company. From January 1994 to December 1996, Mr. Tedesco served as Director, Sales for the Western Region of Banyan Systems, a provider of enterprise software solutions. Mr. Tedesco received a B.S. degree in Business Management from Santa Clara University.

  L. William Krause has served as a director of Andromedia since August 1999. Since November 1998, Mr. Krause has been President of LWK Ventures, a private investment company. Mr. Krause served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a provider of computer peripherals for digital imaging, from October 1991 to November 1998 when it filed for protection under federal bankruptcy laws. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management executive positions at Hewlett-Packard Company. Mr. Krause currently serves as a director of Aureal, Inc., Infoseek Corporation, Pinnacle Systems, Inc., Ramp Networks, Inc. and Sybase, Inc.

  Hyunja F. Laskin has served as a director of Andromedia since April 1998. Since 1994, Ms. Laskin has been a Principal of UBS Capital LLC, the private equity business of UBS AG. Prior to joining UBS Capital, Ms. Laskin worked in the strategic planning department of Pepsico, Inc. and in the high yield group of Merrill Lynch. Ms. Laskin is a director of a number of private companies in which UBS Capital has an investment. Ms. Laskin received a B.A. degree from Wellesley College and a M.B.A. degree from Columbia University.

  Jack L. Rivkin has served as a director of Andromedia since April 1998. Since October 1995, Mr. Rivkin has served as an officer of Citigroup Investments, Inc., where he is currently an Executive Vice President. From September 1994 to September 1998, he was a director and member of the Investment Committee of Greenwich Street Capital Partners, Inc. From March 1993 to October 1995, Mr. Rivkin served as Vice Chairman and Director of Global Research at Smith Barney Inc. Mr. Rivkin presently is a director of a number of private companies in which Citigroup Investments or its affiliates have investments. He also is a director of PRT Group Inc., 24/7 Media, Inc. and On2.com. Mr. Rivkin received a professional degree in metallurgical engineering from the Colorado School of Mines and a MBA degree from Harvard University. He is an adjunct professor at Columbia University.

  Robert J. Saldich has served as a director of Andromedia since August 1999, after having previously served on the board from September 1996 to March 1999. On October 1, 1995, Mr. Saldich retired as President and Chief Executive Officer of Raychem Corporation, a producer of technology-based products for industry, which recently merged with TYCO Corporation. Mr. Saldich joined Raychem in 1964 and held various positions until elected president and chief executive officer in January 1990. Mr. Saldich currently serves on the boards of the Center for the Common Good, the American Leadership Forum of Silicon Valley and the National Conference for Community and Justice in Silicon Valley. He is on the Technology Advisory Board for the National Institute of Standards and Technology in Washington, D.C. Mr. Saldich received a B.S. degree in chemical engineering from Rice University and a MBA degree from Harvard University.

  Richard Wolpert has served as a director of Andromedia since August 1999. Since July 1998, Mr. Wolpert has served as the partner in charge of Internet and technology ventures for The Yucaipa Companies, a private investment firm. Since August 1998, Mr. Wolpert has also served as acting Chief Executive Officer of CheckOut.com, an entertainment e-commerce company. From March 1996 to July 1998, Mr. Wolpert served in various executive capacities at Disney Online, most recently as President. From June 1994 to March 1996, Mr. Wolpert was President of Chance Technologies, a private investment portfolio of various Internet and technology companies. Mr. Wolpert is also a director of CheckOut.com, GameSpy Industries and Scour.net. Mr. Wolpert received a B.S. degree in math and computer science for the University of California, Los Angeles.

  Kristopher A. Wood has served as a director of Andromedia since March 1999. Since September 1997, Mr. Wood has been a Managing Director of XL Ventures, Inc., the venture capital investment subsidiary of Big Flower Holdings, Inc., an advertising, marketing and information services company. Since September 1995, Mr. Wood has also been Managing Director of Mergers and Acquisitions of Big Flower Holdings, Inc. From July 1993 to May 1995, Mr. Wood was a member of the Global Finance Group at BT Alex. Brown. Mr. Wood also serves as a director of About.com, Inc. Mr. Wood received a B.S. degree in Economics from the Wharton School of the University of Pennsylvania.

Board Composition

  Our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. As a result, a portion of Andromedia's board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Ms. Laskin and Mr. Rivkin have been designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Messrs. Wood, Gifford and Godfrey have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. Messrs. Saldich, Krause and Wolpert have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company. See "Description of Capital Stock--Certain Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and of Delaware Law."

Board Committees

  Our Board currently has two committees: an audit committee and a compensation committee.

  The audit committee is currently comprised of Mr. Wood and Ms. Laskin. The audit committee reviews and recommends to our board the internal accounting and financial controls for us and the accounting principles and auditing practices and procedures to be used for our financial statements. The audit committee makes recommendations to our board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.

  The compensation committee is currently comprised of Messrs. Krause, Rivkin and Saldich. The compensation committee reviews and recommends to our board policies, practices and procedures relating to the compensation of our officers and other managerial employees and the establishment and administration of our employee benefit plans.

Director Compensation

  We do not pay any compensation to directors for serving in that capacity. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. Our board of directors has the discretion to grant options and rights to directors pursuant to our stock plans. Employee directors are eligible to participate in our employee stock purchase plan. "See--Employee Benefit Plans."

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Messrs. Krause, Rivkin and Saldich, none of whom is one of our employees. None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

  The following table sets forth information concerning the compensation earned for services rendered to us in 1998 by (1) our Chief Executive Officer, (2) our four other most highly compensated executive officers who earned more than $100,000 in 1998 and except as otherwise noted were serving as executive officers at the end of 1998 and (3) certain other of our current executive officers (collectively, the "Named Executive Officers"). Under the rules of the SEC, this table does not include certain perquisites and other benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

                           Summary Compensation Table

                                         Annual       Long-Term
                                      Compensation   Compensation
                                    ---------------- ------------
                                                      Securities
                                                      Underlying   All Other
                                     Salary   Bonus  Options (#)  Compensation
    Name and Principal Position     -------- ------- ------------ ------------
Kent B. Godfrey.................... $150,000 $40,000       --       $16,607(g)
 Chairman of the Board and
 Chief Executive Officer
Paul R. Gifford(a).................   70,456     --    390,000       20,000(h)
 President and Chief Operating
  Officer
Stephen F. Ghiglieri(b)............      --      --        --           --
 Vice President of Finance and
 Chief Financial Officer
Mark A. Brewer(c)..................  150,000  40,353       --           --
 Former Vice President of Sales
Scott G. Capdevielle(d)............  125,000     --        --         5,982(g)
 Former Chief Technical Officer
James A. Cohan(e)..................  125,000  26,325       --        21,607(g)
 Former Chief Financial Officer
Paula B. Hawthorn(f)...............  100,500   7,033       --           --
 Former Vice President of Product
  Development

--------
(a) Mr. Gifford, our President and Chief Operating Officer, joined Andromedia in July 1998.

(b) Mr. Ghiglieri, our Vice President of Finance and Chief Financial Officer, joined Andromedia in July 1999.

(c) Mr. Brewer served as our Vice President of Sales until June 1999.

(d) Mr. Capdevielle served as our Chief Technical Officer until June 1999.

(e) Mr. Cohan served as our Chief Financial officer until March 1999.

(f) Ms. Hawthorn served as our Vice President of Product Development until October 1998.

(g) Represents salary earned in 1997 but paid in 1998.

(h) Represents signing bonus paid to Mr. Gifford upon commencement of his employment.

               Option Grants During Year Ended December 31, 1998

  The following table sets forth certain information for the year ended December 31, 1998 with respect to grants of stock options to each of the Named Executive Officers. All options granted by us in 1998 were granted under its 1997 Stock Plan. These options have a term of 10 years. See "Employee Benefit Plans" for a description of the material terms of these options. Andromedia granted options to purchase common stock equal to a total of 1,368,449 shares during 1998. Options were granted at an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors. Our board of directors determined the fair market value based on our financial results and prospects and the share price derived for arms-length transactions. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

                                    Individual Grants
                         ----------------------------------------
                                      % of                         Potential Realizable
                                      Total                          Value at Assumed
                         Number of   Options                      Annual Rates of Stock
                         Securities  Granted  Exercise              Price Appreciation
                         Underlying    to      Price                 for Option Term
          Name            Options   Employees   Per    Expiration ----------------------
                          Granted    in 1998   Share      Date        5%         10%
                         ---------- --------- -------- ---------- ---------- -----------
Kent B. Godfrey.........      --       -- %    $ --         --    $      --  $       --
Paul R. Gifford.........  240,000     17.5      0.65    7/28/08       98,108     248,624
                          150,000     11.0      1.00    10/7/08       94,334     239,061
Stephen F. Ghiglieri....      --       --        --         --           --          --
Mark A. Brewer..........      --       --        --         --           --          --
Scott G. Capdevielle....      --       --        --         --           --          --
James A. Cohan..........      --       --        --         --           --          --
Paula B. Hawthorn.......      --       --        --         --           --          --

Aggregated Option Exercises in Last Fiscal Year and 1998 Year-End Option Values

  The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 1998. The value of in-the-money options is based on the positive spread between the respective exercise prices of outstanding stock options and $2.38, the fair market value of the common stock as of December 31, 1998. No shares were acquired by the Named Executive Officers upon exercise of stock options or stock purchase rights in the year ended December 31, 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at December 31,    In-the-Money Options
                                       1998              at December 31, 1998
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
            Name             ----------- ------------- ----------- -------------
Kent B. Godfrey.............      --            --      $    --      $    --
Paul R. Gifford.............      --        390,000          --       622,200
Stephen F. Ghiglieri........      --            --           --           --
Mark A. Brewer..............   52,000       104,000      112,320      224,640
Scott G. Capdevielle........      --            --           --           --
James A. Cohan..............      --            --           --           --
Paula B. Hawthorn...........   60,000           --       124,800          --

  Options shown above were granted under the 1997 Stock Plan and vest at a rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

Change of Control Agreements

  We have entered into change of control agreements with several of our key employees. These agreements provide for accelerated vesting of shares, options, warrants and rights to purchase shares of our common stock held by a key employee upon a change of control and an involuntary termination of the key employee within 12 months of the change of control. In addition, upon the occurence of these events, our repurchase rights with respect to the key employee's shares, options, warrants and rights to purchase our capital stock shall automatically lapse.

Employee Benefit Plans

 1999 Stock Plan

  Our board of directors adopted the Andromedia, Inc. 1999 Stock Plan (the "1999 Plan") in August 1999 and our stockholders will be asked to approve the 1999 Plan in September 1999. The 1999 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") to employees, and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants.

  Number of Shares of Common Stock Available under the 1999 Plan. A total of 2,000,000 shares of common stock are reserved for issuance pursuant to the 1999 Plan, no options to acquire shares of common stock are currently issued and outstanding. The 1999 Plan provides for annual increases in the number of shares available for issuance, on the first day of each new fiscal year, beginning with our fiscal year 2000, equal to the lesser of 5% of the outstanding shares of common stock on the applicable first day of the fiscal year, 1,000,000 shares or such other lesser amount as the board may determine.

  Administration of the 1999 Plan. The board of directors or a committee of the board (as applicable, the "Administrator") administers the 1999 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

  Options. The Administrator determines the exercise price of nonstatutory stock options granted under the 1999 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal to at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options is determined by the Administrator. An optionee generally must exercise an option granted under the 1999 Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as one of our employees, directors or consultants, or within 12 months after the optionee's termination by death or disability, but in the case of incentive stock options no later than ten years from the date of grant.

  Stock Purchase Rights ("SPRs"). The Administrator determines the exercise price of SPRs granted under the 1999 Plan. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the SPR shall grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase pursuant to restricted stock purchase agreements shall generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate that the Administrator determines.

  Transferability of Options and SPRs. An optionee generally may not transfer options and SPRs granted under the 1999 Plan and only the optionee may exercise an option and SPR during his or her lifetime.

  Adjustments upon Merger or Asset Sale. The 1999 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation shall assume or substitute each option or SPR. If the outstanding options or SPRs are not assumed or substituted, the Administrator shall provide notice to the optionee that he or she has the right to exercise the option or SPR as to all of the shares subject to the option or SPR, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The option or SPR will terminate upon the expiration of the fifteen-day period.

  Amendment and Termination of the 1999 Plan. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. In addition, the Administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Plan.

1997 Stock Plan

  In January 1997 our board adopted, and our stockholders approved, the 1997 Stock Plan. A total of 3,270,000 shares of common stock have been reserved for issuance under the 1997 Stock Plan, as amended. Unless terminated sooner, the 1997 Plan will terminate automatically in January 2007. The 1997 Stock Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Code to employees and for the grant of nonstatutory stock options and stock purchase rights, "SPRs," to employees, directors and consultants.

  The 1997 Stock Plan may be administered by our board or a committee of our board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the options or SPRs, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, our board has the authority to amend, alter, suspend or terminate the 1997 Stock Plan, provided that no share of common stock previously issued and sold or any option previously granted under the 1997 Stock Plan is affected.

  The exercise price of all incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and its term must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years. Options generally vest as to 25% at the end of the first year and monthly thereafter over a period of three years so that the entire option is vested after four years, based upon the optionee's continued employment or consulting relationship with us.

  In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the Administrator.

  Options and SPRs granted under the 1997 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1997 Stock Plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of Andromedia, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

  The 1997 Stock Plan provides that, in the event of our merger with or into another corporation, each outstanding option and SPR must be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and SPRs are not assumed or substituted by the successor corporation, the outstanding options and SPRs will fully vest.

1996 Stock Plan

  In February 1996, our board adopted, and our stockholders approved, the 1996 Stock Plan. We reserved for issuance 500,000 shares of common stock under the 1996 Plan. The terms of the 1996 Stock Plan are generally the same as the terms of the 1997 Stock Plan.

1999 Employee Stock Purchase Plan

  Our board of directors adopted the Andromedia, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan") in August 1999. Our stockholders will be asked to approve the Purchase Plan in September 1999.

  Number of Shares of Common Stock Available under the Purchase Plan. A total of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2000, equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 500,000 shares or such other lesser amount as may be determined by our board.

  Administration of the Purchase Plan. Our board of directors or a committee appointed by our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

  Eligibility to Participate. Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . whose right to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

  Offering Periods and Contributions. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after November and May of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or
before         .

  The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base salary and commissions, but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

  Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  Transferability of Rights. A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

  Adjustments upon Merger or Asset Sale. The Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set prior to the merger or sale of assets.

  Amendment and Termination of the Purchase Plan. The 1999 Purchase Plan will terminate in 2009. However, our board of directors has the authority to amend or terminate the Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

401(k) Plan

  We participate in a tax-qualified employee savings and retirement plan, or the "401(k) Plan," which covers all of our full-time employees. Under the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by us on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined by our board. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, as amended, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

Limitation on Liability and Indemnification Matters

  Our certificate of incorporation and bylaws limit or eliminate the personal liability of our directors for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for

  . any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

  . any transaction from which the director derived an improper personal benefit.

  Our certificate of incorporation also provides that we will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was one of our directors or officers or serves or served at any other enterprise as a director, officer or employee at our request.

  Our bylaws provide that we will, to the maximum extent and in the manner permitted by Delaware law, indemnify each of the following persons against expenses, including attorneys' fees, judgments, fines, settlements, and other amounts incurred in connection with any proceeding arising by reason of the fact that he or she is or was one of our agents:

  . a current or past director or officer of ours;

  . a current or past director or officer of another enterprise who served at the request of us; or

  . a current or past director or officer of a corporation that was a predecessor corporation of ours or of another enterprise at the request of a predecessor corporation.

  We intend to enter into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts incurred by them in any action or proceeding arising out of their services to us, our subsidiaries or any other enterprise to which they provide services at our request. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

  The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers under these indemnification provisions.

  At present, there is no pending or threatened litigation or proceeding involving any of our directors, officers or employees where indemnification is expected to be required or permitted, and we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

  Since January 1996, our inception date, there has not been nor is there currently proposed any transaction or series of similar transactions to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Management," and (2) the transactions described below.

Transactions with Directors, Executive Officers and 5% Stockholders

  Between April 18, 1997 and July 17, 1997, we sold an aggregate of 1,627,269 shares of Series C preferred stock at a purchase price of $2.20 per share. Between April 14, 1998 and June 23, 1998, we sold an aggregate of 3,301,420 shares of Series D preferred stock at a purchase price of $3.029 per share. Between March 15, 1999 and April 8, 1999, we sold an aggregate of 4,227,521 shares of Series E preferred stock at a purchase price of $3.533 per share. Simultaneously with the consummation of this offering, all shares of these series of preferred stock will be converted into shares of common stock. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings. We believe that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

                                   Series C  Series D  Series E    Aggregate
                                   Preferred Preferred Preferred     Cash
                                     Stock     Stock     Stock   Consideration
           Stockholder             --------- --------- --------- -------------
Entities affiliated with JK&B
 Capital.......................... 1,363,637   330,141       --   $3,999,999
Sippl MacDonald Ventures II,
 L.P. ............................       --    158,530    56,609     680,187
The Travelers Insurance Company...       --    990,425   651,005   5,299,998
UBS Capital II LLC................       --  1,320,567   178,319   4,629,998
XL Ventures, Inc..................       --        --  1,132,182   3,999,999

  Eileen Richardson, a partner of JK&B Capital, served as a director of Andromedia from April 1997 to August 1999. Roger Sippl, a partner of Sippl MacDonald Ventures II, L.P., served as a director of Andromedia from June 1998 to February 1999. Jack Rivkin, a director of Andromedia, is the Senior Vice President of the Travelers Investment Group, Inc., an affiliate of The Travelers Insurance Company. Hyunja Laskin, a director of Andromedia, is an officer of UBS Capital LLC, an affiliate of UBS Capital II LLC. Kristopher A. Wood, a director of Andromedia, is a Managing Director of XL Ventures, Inc.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth as of July 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, certain information with respect to the beneficial ownership of common stock as to:

  . each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  . each of the Named Executive Officers;

  . each of our directors; and

  . all directors and executive officers as a group.

  Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  Applicable percentage ownership in the table is based on 17,347,288 shares of common stock outstanding as of July 31, 1999, assuming conversion of all outstanding shares of preferred stock into common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 1999, are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

  Unless otherwise indicated below, each person or entity named below has an address in care of Andromedia's principal executive offices.

                                                      Percentage of Shares
                                          Number of    Beneficially Owned
                                            Shares    ------------------------
                                         Beneficially   Before        After
                                            Owned      Offering      Offering
         Name of Beneficial Owner        ------------ ----------    ----------
   The Travelers Insurance Company(a)..   1,800,789           10.4%
    Jack L. Rivkin(b)..................   1,800,789           10.4
   JK&B Capital, L.P. and affiliated
    entities(c)........................   1,746,897           10.1
   UBS Capital II LLC(d)...............   1,711,365            9.9
    Hyunja F. Laskin(e)................   1,711,365            9.9
   Scott G. Capdevielle(f).............   1,500,000            8.6
   Jamie A. Cohan(g)...................   1,480,000            8.5
   XL Ventures, Inc.(h)................   1,132,182            6.5
    Kristopher A. Wood(i)..............   1,132,182            6.5
   Kent B. Godfrey(j)..................   1,026,042            5.9
   Paul R. Gifford(k)..................     129,375              *
   Mark A. Brewer(l)...................      85,750              *
   Paula B. Hawthorn...................      30,000              *
   Robert J. Saldich(m)................      23,157              *
   L. William Krause...................          --              *
   Richard Wolpert.....................          --              *
   All directors and officers as a
    group (14 persons)(n)..............   6,370,936           36.1

--------
  * Less than 1%

(a) The address of record for The Travelers Insurance Company is One Tower Square, 9 Plaza Building, Hartford, Connecticut 06183.

(b) Number of shares includes 1,800,789 shares held by The Travelers Insurance Company. Mr. Rivkin is the Senior Vice President of the Travelers Investment Group, Inc., an affiliate of the Travelers Insurance Company. Mr. Rivkin disclaims beneficial ownership of the shares held by The Travelers Insurance Company except to the extent of his proportionate pecuniary interest in the entity.

(c) The address of record for each entity affiliated with JK&B Capital, L.P. is 205 N. Michigan Avenue, Suite 808, Chicago, Illinois 60601. Number of shares includes 1,210,054 held by JK&B Capital, L.P. and 536,843 shares held by JK&B Capital II, L.P.

(d) The address of record for UBS Capital II LLC is 299 Park Avenue, 34th Floor, New York, New York 10171.

(e) Number of shares includes 1,711,365 shares held by UBS Capital II LLC. Ms. Laskin is an officer of UBS Capital LLC. Ms. Laskin disclaims beneficial ownership of the shares held by UBS Capital II LLC except to the extent of her proportionate pecuniary interest in the entity.

(f) The address of record for Mr. Capdevielle is 52 Camino Encinas, Orinda, California 94563.


(g) The address of record for Mr. Cohan is 1324 Willard Street, San Francisco, California 94117.

(h) The address of record for XL Ventures, Inc. is c/o Big Flower Holdings, Inc., 3 East 54th Street, New York, NY 10022.

(i) Number of shares includes 1,132,182 shares held by XL Ventures, Inc. Mr. Wood is a Managing Director of XL Ventures, Inc. Mr. Wood disclaims beneficial ownership of the shares held by XL Ventures, Inc. except to the extent of his proportionate pecuniary interest in the entity.

(j) Number of shares includes 26,042 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 1999.

(k) Number of shares includes 129,375 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 1999.

(l) Number of shares includes 85,750 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 1999.

(m) Number of shares includes 10,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 31, 1999.


(n) Includes the shares beneficially owned by current directors and officers, plus an additional 534,776 shares beneficially owned by other executive officers. Of the shares beneficially owned by other executive officers, 490,506 shares were outstanding as of July 31, 1999 and 44,270 shares are subject to options that are exercisable within 60 days of July 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  The following summarizes the material provisions of Andromedia's capital stock. This summary, however, does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable law.

  As of, July 31, 1999, there were 17,347,288 shares of common stock outstanding, no par value, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Upon closing of this offering, 150,000,000 shares of common stock and 7,500,000 shares of preferred stock will be authorized.

Common Stock

  The issued and outstanding shares of common stock are, and the shares of common stock offered by this prospectus will be upon payment for the shares validly issued, fully paid and nonassessable. The holders of outstanding shares of common stock are entitled to receive dividends out of legally available assets at a time and in amounts as our board may from time to time determine. See "Dividend Policy." The shares of common stock are not convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including election of directors. There is no cumulative voting in the election of directors.

Preferred Stock

  Upon the closing of this offering, our certificate of incorporation will provide that we may issue preferred stock in one or more series and that our board has the authority, without further action by the stockholders, to fix the designation, rights, preferences and powers thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. The issuance of preferred stock could have the effect of decreasing the market price of the common stock. The issuance of preferred stock may also have the effect of delaying, deterring or preventing a change in control of Andromedia. We have no present plans to issue any shares of preferred stock.

Warrants

  We have outstanding warrants to purchase 30,000 shares of common stock at an exercise price of $15.00 per share. We also have outstanding warrants to purchase 96,667 shares of Series C preferred stock, 12,417 shares of Series D preferred stock and 18,159 shares of Series E preferred stock, at exercise prices ranging from $2.20 to $3.53 and expiration dates ranging from September 2002 to February 2009. Upon closing of this offering the preferred stock warrants will become exercisable for an aggregate of 129,230 shares of common stock.

Registration Rights

  The holders of approximately 11,206,626 shares of common stock issuable upon conversion of our preferred stock or their permitted transferees are entitled to certain rights with respect to registration of their shares, or the "registrable securities," under the Securities Act.

  At any time after six months following the effective date of this offering, we can be required to file a registration statement covering registrable securities by the holders of at least 20% of the registrable securities then outstanding, or any lesser percent if the reasonably anticipated aggregate offering price to the public would exceed $2.0 million. In addition, six months after this offering, holders of registrable securities may require that we register their shares for public resale on Form S-3 or any successor form, provided we are eligible to use Form S-3 or any successor form and the reasonably anticipated aggregate offering price to the public would exceed $2.0 million. Furthermore, in the event we elect to register any of our shares of common stock or other securities for purposes of effecting any public offering, the holders of registrable securities are entitled to include their registrable securities in the registration, subject however to our right to reduce the number of shares proposed to be registered in view of market conditions. All of these rights have been waived in connection with this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. Registration rights, other than the right to require us to register shares on Form S-3 or any successor form, will terminate at such time as our shares are publicly traded and the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act. If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include registrable securities because of the exercise of registration rights, the inclusion of registrable securities could have an adverse effect on our ability to raise capital.

Certain Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

  General. Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Andromedia. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Andromedia, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

  Delaware Takeover Statute. Following consummation of this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date the business combination is approved by the board of directors and approved by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who (a) owns 15% or more of the corporation's voting stock; (b) is an affiliate or associate of the corporation and was an owner of 15% or more of the corporation's outstanding voting stock within the last 3 years; or (c) is an affiliate or associate of persons described in
   (a) or (b).

  The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

  Certificate of Incorporation and Bylaws. Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special stockholder meeting and may not be taken by written consent. Our bylaws provide that special meetings of our stockholders may be called by our board, the chairman of our board or our President. Our bylaws also require advance written notice by a stockholder of a proposal or director nomination that such stockholder desires to present at an annual or special stockholders meeting. These provisions will delay consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our Board.

  Our bylaws provide that the authorized number of directors may be changed by an amendment to our bylaws adopted by our board or by our stockholders. Vacancies on our board may be filled by a majority of directors in office, although less than a quorum. Our certificate of incorporation provides for a staggered board. Under a staggered board, each director is designated to one of three categories. Each year the directors' positions in one of the three categories are subject to election so that it would take three years to replace the entire board, absent resignation or premature expiration of a director's term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of Andromedia.

Transfer Agent and Registrar

       has been appointed as transfer agent and registrar for our common stock.

Listing

  Application for listing of our common stock on the Nasdaq National Market under the symbol "ANDO" has been made.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding     shares of
common stock based upon shares outstanding as of July 31, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants prior to completion of this offering. Of these
shares, the     shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The
remaining       shares of common stock held by existing stockholders are
"restricted shares" as that term is defined in Rule 144. All such restricted shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days
after the date of this prospectus, approximately       restricted shares will
be eligible for sale in the public market, all of which are subject to volume
limitations under Rule 144, except     shares eligible for sale under Rule
144(k) and     shares eligible for sale under Rule 701. Of those restricted shares not eligible for sale beginning 181 days after the date of this
prospectus,      restricted shares will be eligible for sale on      , all of
which are subject to volume limitations under Rule 144. In addition, as of July 31, 1999, there were outstanding options and warrants to purchase an aggregate
of        shares of common stock, some of which may be exercised prior to this offering. All such options and warrants are subject to lock-up restrictions. Donaldson, Lufkin & Jenrette may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will
    equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Andromedia at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Andromedia who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Donaldson, Lufkin & Jenrette.

  Following the effectiveness of this offering, we will file a registration
statement on Form S-8 registering        shares of common stock subject to
outstanding options or reserved for future issuance under our stock plans. As
of July 31, 1999, options to purchase a total of        shares were outstanding
and         shares were reserved for future issuance under our stock plans.
Common stock issued upon exercise of outstanding vested options or issued under our purchase plan, other than common stock issued to our affiliates, is available for immediate resale in the open market.

  Also beginning six months after the date of this offering, holders of restricted shares will be entitled to certain registration rights for sale in the public market. See "Description of Capital Stock-Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an underwriting agreement
dated                , 1999, the underwriters named below, who are represented
by Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation, C.E. Unterberg, Towbin and Wit Capital Corporation, have severally agreed to purchase from Andromedia the respective number of shares of common stock set forth opposite their names below:

                                                                          Number
                                                                            of
                                                                          Shares
   Underwriters:                                                          ------
    Donaldson, Lufkin & Jenrette Securities Corporation..................
    SG Cowen Securities Corporation......................................
    C.E. Unterberg, Towbin...............................................
    Wit Capital Corporation..............................................
    DLJdirect Inc........................................................
                                                                           ----
      Total..............................................................
                                                                           ====

  The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters concerning the offering and to condition precedents that must be satisfied by Andromedia. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased.

  The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $     per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $    per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  An electronic prospectus will be available on the Web sites maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and Wit Capital Corporation. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. Other than the prospectus in electronic format, the information on these Web sites relating to the offering is not part of this prospectus and has not been approved or endorsed by Andromedia or the underwriters, and should not be relied on by prospective investors.

  Andromedia has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of         additional shares of common stock at the
initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent the underwriter exercise the option, each underwriter will become obligated, subject to conditions in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriter's percentage underwriting commitment as indicated in the above table.

  The following table sets forth the compensation payable to the underwriters by us in connection with the offering:

                                                                    Total
                             Discounts and              -----------------------------
                              Commissions   Additional     Without          With
                               per Share   Compensation Over-Allotment Over-Allotment
                             ------------- ------------ -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................
   Expenses payable by us..

  Certain entities affiliated with C.E. Unterberg Towbin, one of the underwriters in this offering, are stockholders of Andromedia. In March 1999, these affiliates acquired an aggregate of 283,045 shares of our Series E Preferred Stock. All shares of Series E Preferred Stock will automatically convert to common stock at the time of this offering. A managing director at Wit Capital Corporation holds a non-qualified stock option to purchase 10,000 shares of our common stock.

  Andromedia has agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

  Andromedia and each of its executive officers, directors, stockholders and option holders have agreed not to for a period of 180 days from the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

  Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180-day period lock-up period, although it has no current intention of doing so.

  In addition, during such 180-day period, Andromedia has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and stockholders of Andromedia have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among Andromedia and the underwriters. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

  Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

  The validity of the common stock in the offering will be passed upon for Andromedia by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, San Francisco, California. As of the date of this prospectus, certain investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 49,134 shares of our common stock on an as-converted to common stock basis.

                                    EXPERTS

  The financial statements of Andromedia, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of LikeMinds, Inc. for the year ended December 31, 1997 and for the period from January 1, 1998 to October 8, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to Andromedia and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the SEC's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  Upon completion of this offering, Andromedia will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Andromedia, Inc.

  Report of Independent Accountants........................................  F-2

  Consolidated Balance Sheets..............................................  F-3

  Consolidated Statements of Operations....................................  F-4

  Consolidated Statements of Stockholders' Equity (Deficit)................  F-5

  Consolidated Statements of Cash Flows....................................  F-6

  Notes to Consolidated Financial Statements...............................  F-7

LikeMinds, Inc.

  Report of Independent Accountants........................................ F-23

  Statements of Operations................................................. F-24

  Statements of Shareholders' Equity (Deficit)............................. F-25

  Statements of Cash Flows................................................. F-26

  Notes to Financial Statements............................................ F-27

Unaudited Pro Forma Combined Statement of Operations

  Unaudited Pro Forma Combined Statement of Operations..................... F-32

  Notes to Unaudited Pro Forma Combined Statement of Operations............ F-34

  The reincorporation described in Note 1 to the financial statements has not been consummated as of August 25, 1999. When the reincorporation has been consummated, we will be in a position to furnish the following report:

                       REPORT OF INDEPENDENT ACCOUNTANTS

"To the Board of Directors and Stockholders of Andromedia, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Andromedia, Inc. at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
August 10, 1999, except for Note 1
which is as of September   , 1999"

                                ANDROMEDIA, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                     As of                       Pro forma
                                                  December 31,        As of    Stockholders'
                                                -----------------   June 30,   Equity as of
                                                 1997      1998       1999     June 30, 1999
                                                -------  --------  ----------- -------------
                                                                   (Unaudited)   (Note 11)
                                                                                (Unaudited)
                    Assets
Current Assets:
 Cash and cash equivalents....................  $   696  $  1,881   $  9,075
 Accounts receivable, net.....................      229     1,113      2,776
 Prepaid expenses and other current assets....      132       160        685
                                                -------  --------   --------
  Total current assets........................    1,057     3,154     12,536
 Property and equipment, net..................      332     1,399      2,255
 Intangible assets, net.......................      --      2,242      1,746
                                                -------  --------   --------
                                                $ 1,389  $  6,795   $ 16,537
                                                =======  ========   ========

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
 Accounts payable.............................  $   184  $    561   $    366
 Accrued liabilities..........................      187       729      1,762
 Deferred revenue.............................       70       745      2,273
 Current portion of debt and lease
  obligations.................................       67       290        743
                                                -------  --------   --------
  Total current liabilities...................      508     2,325      5,144
                                                -------  --------   --------
 Long-term debt and lease obligations less
  current.....................................       84       390        255
                                                -------  --------   --------

 Commitments (Note 5)

 Mandatorily Redeemable Convertible Preferred
  Stock: 9,365,285 shares authorized;
  1,627,269, 4,928,689 and 9,156,210
  (unaudited) shares outstanding actual
  (aggregate liquidation preference of
  $28,516, unaudited) and none outstanding in
  pro forma (unaudited).......................    3,548    14,838     55,141
                                                -------  --------   --------
Stockholders' Equity (Deficit):
 Convertible Preferred Stock: $0.001 par
  value; 744,910 shares authorized, issued and
  outstanding (aggregate liquidation
  preference of $2,130) actual; 7,500,000
  shares authorized, none issued and
  outstanding pro forma (unaudited)...........        1         1          1     $    --
 Common Stock: $0.001 par value; 20,000,000
  shares authorized actual; 4,000,000,
  5,942,125 and 6,166,886 (unaudited) shares
  issued actual; 150,000,000 shares
  authorized, 17,343,552 shares issued and
  outstanding pro forma (unaudited)...........        4         6          6           17
 Paid-in-capital..............................    2,220     5,769      7,576       36,276
 Deferred stock compensation..................      --       (651)    (2,015)      (2,015)
 Preferred Stock accretion....................      --     (1,351)   (26,431)         --
 Accumulated deficit..........................   (4,976)  (14,532)   (23,140)     (23,140)
                                                -------  --------   --------     --------
  Total stockholders' equity (deficit)........   (2,751)  (10,758)   (44,003)    $ 11,138
                                                -------  --------   --------     ========
                                                $ 1,389  $  6,795   $ 16,537
                                                =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ANDROMEDIA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                             Six Months Ended
                                 Years Ended December 31,        June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                 -------  -------  --------  -------  --------
                                                               (Unaudited)
Revenues:
 Licenses......................  $   --   $   413  $  1,153  $   461  $  1,715
 Services and maintenance......      --        36       816      196       907
                                 -------  -------  --------  -------  --------
  Total revenues...............      --       449     1,969      657     2,622
                                 -------  -------  --------  -------  --------
Cost of Revenues:
 Licenses......................      --        25        69       20       129
 Services and maintenance......      --        18       946      213     1,903
                                 -------  -------  --------  -------  --------
  Total cost of revenues.......      --        43     1,015      233     2,032
                                 -------  -------  --------  -------  --------
Gross profit...................      --       406       954      424       590
Operating Expenses:
 Sales and marketing...........      387    1,512     5,199    1,837     4,610
 Research and development......      884    1,446     2,337    1,021     1,731
 General and administrative....      365      857     2,106      970     1,950
 Amortization of acquired
  intangible assets............      --       --        247      --        496
 Non-cash stock compensation...      --       --        287       45       429
 Write off of acquired in
  process technology...........      --       --        455      --        --
                                 -------  -------  --------  -------  --------
  Total operating expenses.....    1,636    3,815    10,631    3,873     9,216
                                 -------  -------  --------  -------  --------
Loss from operations...........   (1,636)  (3,409)   (9,677)  (3,449)   (8,626)


Interest income (expense),
 net...........................       10       59       121       (5)       18
                                 -------  -------  --------  -------  --------
Net loss.......................   (1,626)  (3,350)   (9,556)  (3,454)   (8,608)

Preferred stock accretion......      --       --     (1,351)  (1,351)  (25,080)
                                 -------  -------  --------  -------  --------
Net loss attributable to common
 stockholders..................  $(1,626) $(3,350) $(10,907) $(4,805) $(33,688)
                                 =======  =======  ========  =======  ========
Net Loss Per Share:
 Basic and diluted.............  $ (0.49) $ (0.95) $  (2.66) $ (1.30) $  (6.01)
                                 =======  =======  ========  =======  ========
 Weighted average shares.......    3,344    3,531     4,105    3,684     5,602
Pro Forma Net Loss Per Share
 (Unaudited):
 Basic and diluted.............                    $  (0.95)          $  (0.59)
                                                   ========           ========
 Weighted average shares.......                      10,096             14,665

  The accompanying notes are an integral part of these consolidated financial statements.

                                ANDROMEDIA, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)

                           Convertible
                            Preferred
                              Stock        Common Stock              Deferred   Preferred
                          -------------- ---------------- Paid-in     Stock       Stock    Accumulated
                          Shares  Amount  Shares   Amount Capital  Compensation Accretion    Deficit    Total
                          ------- ------ --------- ------ -------  ------------ ---------  ----------- --------
Issuance of Common Stock
 to founders ...........      --  $ --   4,000,000  $  4  $  105     $   --     $    --     $    --    $    109
Issuance of Series A
 Convertible Preferred
 Stock net of issuance
 costs..................  248,120   --         --    --    1,143         --          --          --       1,143
Issuance of Series B
 Convertible Preferred
 Stock net of issuance
 costs..................  365,211     1        --    --      681         --          --          --         682
Net loss................      --    --         --    --                              --       (1,626)    (1,626)
                          ------- -----  ---------  ----  ------     -------    --------    --------   --------
Balance at December 31,
 1996...................  613,331     1  4,000,000     4   1,929         --          --       (1,626)       308
Issuance of Series B
 Convertible Preferred
 Stock net of issuance
 costs..................  131,579   --         --    --      245         --          --          --         245
Issuance of Common Stock
 Options................      --    --         --    --       46         --          --          --          46
Net loss................      --    --         --    --                  --          --       (3,350)    (3,350)
                          ------- -----  ---------  ----  ------     -------    --------    --------   --------
Balance at December 31,
 1997...................  744,910     1  4,000,000     4   2,220         --          --       (4,976)    (2,751)
Issuance of Common Stock
 upon acquisition of
 LikeMinds, Inc.........      --    --   1,856,672     2   2,598         --          --          --       2,600
Deferred stock
 compensation...........      --    --         --    --      938        (938)        --          --         --
Amortization of deferred
 stock compensation.....      --    --         --    --                  287         --          --         287
Exercise of stock
 options................      --    --      85,453   --       16         --          --          --          16
Foreign translation
 adjustment.............      --    --         --    --       (3)        --          --          --          (3)
Preferred Stock
 accretion..............      --    --         --    --      --          --       (1,351)        --      (1,351)
Net loss................      --    --         --    --      --          --          --       (9,556)    (9,556)
                          ------- -----  ---------  ----  ------     -------    --------    --------   --------
Balance at December 31,
 1998...................  744,910     1  5,942,125     6   5,769        (651)     (1,351)    (14,532)   (10,758)
Deferred stock
 compensation
 (unaudited)............                             --    1,793      (1,793)        --          --
Amortization of deferred
 stock compensation
 (unaudited)............      --    --         --    --      --          429         --          --         429
Exercise of stock
 options (unaudited)....      --    --     224,761   --       45         --          --          --          45
Foreign translation
 adjustment
 (unaudited)............      --    --         --    --      (31)        --          --          --         (31)
Preferred Stock
 accretion (unaudited)..      --    --         --    --      --          --      (25,080)        --     (25,080)
Net loss (unaudited)....      --    --         --    --      --          --          --       (8,608)    (8,608)
                          ------- -----  ---------  ----  ------     -------    --------    --------   --------
Balance at June 30, 1999
 (unaudited)............  744,910 $   1  6,166,886  $  6  $7,576     $(2,015)   $(26,431)   $(23,140)  $(44,003)
                          ======= =====  =========  ====  ======     =======    ========    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ANDROMEDIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Six Months Ended
                                Years Ended December 31,         June 30,
                               ----------------------------  ------------------
                                 1996      1997      1998      1998      1999
                               --------  --------  --------  --------  --------
                                                                (Unaudited)
Cash Flows from Operating
 Activities:
 Net loss....................  $ (1,626) $ (3,350) $ (9,556) $ (3,454) $ (8,608)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization..............        36       106       547        91       800
  Acquired in-process
   technology................       --        --        455       --        --
  Non-cash stock
   compensation..............       --        --        287        45       429
  Other......................        85        46         8        11        29
  Changes in assets and
   liabilities, excluding
   effect of acquisition:
  Accounts receivable, net...       --       (229)     (865)     (406)   (1,663)
  Prepaid expenses and other
   current assets............       (51)      (81)      (28)      (21)     (225)
  Other assets...............       (62)       62       --        --        --
  Accounts payable...........       200       (16)       76       248      (195)
  Accrued liabilities........       102        85       464       142     1,033
  Deferred revenue...........       --         70       675       367     1,528
                               --------  --------  --------  --------  --------
   Net cash used in operating
    activities...............    (1,316)   (3,307)   (7,937)   (2,977)   (6,872)
                               --------  --------  --------  --------  --------
Cash Flows from Investing
 Activities:
 Purchase of property and
  equipment..................      (135)     (105)   (1,072)     (349)   (1,160)
                               --------  --------  --------  --------  --------
   Net cash used in investing
    activities...............      (135)     (105)   (1,072)     (349)   (1,160)
                               --------  --------  --------  --------  --------
Cash Flows from Financing
 Activities:
 Proceeds from issuance of
  Mandatorily Redeemable
  Convertible Preferred
  Stock, net.................       --      3,548     9,927     9,927    14,863
 Proceeds from issuance of
  Convertible Preferred
  Stock, net.................     1,623       245       --        --        --
 Proceeds from issuance of
  Common Stock...............        18       --         16         4        45
 Proceeds from borrowings....       202       --        425        37       453
 Principal payments on
  borrowings.................        (9)      (68)     (174)      (37)     (135)
                               --------  --------  --------  --------  --------
   Net cash provided by
    financing activities.....     1,834     3,725    10,194     9,931    15,226
                               --------  --------  --------  --------  --------
 Net increase in cash and
  cash equivalents...........       383       313     1,185     6,605     7,194
 Cash and cash equivalents at
  beginning of period........       --        383       696       696     1,881
                               --------  --------  --------  --------  --------
 Cash and cash equivalents at
  end of period..............  $    383  $    696  $  1,881  $  7,301  $  9,075
                               ========  ========  ========  ========  ========
Supplemental Disclosure of
 Cash Flow Information:
  Cash paid for interest.....  $      1  $     11  $     43  $     20  $     43


Non-cash Financing and
 Investing Transactions:
 Shares of Common Stock
  issued for acquisition of
  LikeMinds..................       --        --      2,600       --        --


 Property and equipment
  acquired under capital
  leases.....................        27       201       279        84       --

 Conversion of Convertible
  note to Series A
  Convertible Preferred
  Stock......................       202       --        --        --        --

 Convertible Preferred Stock
  Warrants issued............       --        --         12        12       360

  The accompanying notes are an integral part of these consolidated financial statements.

                                ANDROMEDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company And Summary Of Significant Accounting Policies

The Company

  Andromedia, Inc. (the "Company" or "Andromedia"), was incorporated in California on January 10, 1996. The Company provides a comprehensive e-marketing solution that combines advanced Web site monitoring, personalization and analysis capabilities. The Company's Solution monitors and analyzes Web site activity and visitor behavior data and, in real-time helps its customers improve the effectiveness of their Internet marketing and selling efforts.

  On August 18, 1999, the Company's Board of Directors authorized, subject to stockholders' approval, reincorporation of the Company in Delaware. The Board also authorized an increase in authorized shares of Common Stock to 150,000,000 and a decrease in authorized shares of preferred stock to 7,500,000, to be effective upon the closing of the offering contemplated by this Prospectus (the "Offering"). Share data in the accompanying financial statements has been retroactively adjusted to reflect the proposed reincorporation, which is expected to be completed prior to the Offering becoming effective.


Principles of consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation process.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

  The Company's revenues are derived from licenses for its software products and related services, which include maintenance, training and consulting.

  Effective January 1, 1998, the Company adopted the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition," as amended by Statement of Position 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2."

  For agreements which do not require significant installation and configuration services, license revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection of the resulting receivable is probable. Maintenance revenues consist of ongoing support and product enhancements and are recognized ratably over the maintenance period, which is typically one year. Revenues from consulting and training are recognized as the services are performed. For the multiple-element agreements, the revenue is allocated to each individual element based on the vendor-specific objective evidence of its fair value.

                                ANDROMEDIA, INC.

  The Company's software licensing agreements may include more extensive configuration, modification or customization services. Under such circumstances, the combined license and service revenues are recognized under contract accounting with labor days as the basis for determining percentage complete. When reliable estimates of costs to be incurred are available, revenue is recognized using the percentage of completion method based upon the level of effort required to complete the project. The completed contract method is used where reliable estimates to complete are not feasible.

  Payments received in advance of revenue recognition are recorded as deferred revenue. Revenue recognized in advance of billings is recorded as unbilled receivable

  Prior to the adoption of SOP 97-2, license revenue was recognized upon shipment of products to customers, if no significant vendor obligations remained and collection of the resulting receivable was probable.

Cash and cash equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1998 and 1997, approximately $200,000 and $275,000 of certificates of deposits, the fair value of which approximate cost, are included in cash and cash equivalents, respectively. The Company deposits cash and cash equivalents with high credit quality financial institutions.

Concentration of credit risk and certain risks

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company performs credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

  At December 31, 1997, one customer accounted for 20% of total accounts receivable. At December 31, 1998, two customers accounted for 28% and 11% of total accounts receivable.

  The market in which the Company competes is characterized by changing customer needs, frequent new software product introductions and rapidly evolving industry standards. Significant technological change could adversely affect the Company's operating results.

Capitalized software development costs

  Software development costs are included in research and development and are expensed as incurred. Software development costs incurred subsequent to establishment of technological feasibility are capitalized, if material. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                                ANDROMEDIA, INC.

Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 years, or the lease term, if shorter for leased assets.

Intangible assets

  Intangible assets include goodwill, patent and workforce associated with business acquisitions and are being amortized over their weighted average useful life of 2.5 years.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option on the measurement date, which is typically the date of grant.

  The Company accounts for options granted to non-employees under SFAS No. 123. Under SFAS No. 123, options are recorded at their fair value on the measurement date, which is typically the date of grant.

Preferred stock accretion

  Shares of Series C, D and E Mandatorily Redeemable Convertible Preferred Stock are redeemable at the higher of original issuance price or fair market value at or any time after February 1, 2004. Accordingly, the Company has valued the Mandatorily Redeemable Convertible Preferred Stock at its fair value at the end of each period presented, with the periodic differences recorded as preferred stock accretion. The Company recorded preferred stock accretion of $1,351,000 and $25,080,000 (unaudited) for the year ended December 31, 1998 and the six months ended June 30, 1999 based on $3.03 and $6.00 (unaudited) per share being the estimated fair market values of shares of such stock at December 31, 1998 and June 30, 1999, respectively.

Historical and pro forma net loss per share

  Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

  Pro forma net loss per share has been computed assuming the conversion of all outstanding shares of convertible preferred stock into shares of common stock which will occur upon the closing of the Offering.

                                ANDROMEDIA, INC.

  The following table sets forth the computation of historical and pro forma basic and diluted net loss per share for the periods indicated:

                                                                    Six Months Ended
                                Years Ended December 31,                June 30,
                         -----------------------------------------  -----------------
                             1996          1997          1998        1998      1999
                         ------------  ------------  -------------  -------  --------
                          (In thousands, except per share data)       (unaudited)
Historical:
 Numerator:
  Net loss.............. $     (1,626) $     (3,350) $      (9,556) $(3,454) $ (8,608)
  Accretion of Series C
   and D Mandatorily
   Redeemable
   Convertible Preferred
   Stock................           --            --         (1,351)  (1,351)  (25,080)
                         ------------  ------------  -------------  -------  --------
   Net loss attributable
    to common
    stockholders........ $     (1,626) $     (3,350) $     (10,907) $(4,805) $(33,688)
                         ------------  ------------  -------------  -------  --------
 Denominator:
  Weighted average
   shares...............        4,000         4,000          4,475    4,012     6,096
  Weighted average
   unvested common
   shares subject to
   repurchase...........         (656)         (469)          (370)    (328)     (494)
                         ------------  ------------  -------------  -------  --------
   Total weighted
    average shares......        3,344         3,531          4,105    3,684     5,602
                         ------------  ------------  -------------  -------  --------
 Net loss per share:....                                                 --        --
  Basic and diluted..... $      (0.49) $      (0.95) $       (2.66) $ (1.30) $  (6.01)
                         ============  ============  =============  =======  ========
Pro forma:
 Numerator:
  Net loss..............                             $      (9,556)          $ (8,608)
                                                     =============           ========
 Denominator:
  Weighted average
   common shares, basic
   and diluted..........                                     4,105              5,602
  Conversion of
   Convertible Preferred
   Stock................                                     5,991              9,063
                                                     -------------           --------
   Total weighted
    average shares......                                    10,096             14,665
                                                     =============           ========
  Pro forma net loss per
   share:
   Basic and diluted....                             $       (0.95)          $  (0.59)
                                                     =============           ========

Comprehensive income (loss)

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components and is effective for periods beginning after December 15, 1997. The Company adopted this statement as of the first quarter of 1998. Comprehensive loss approximated net loss for all periods presented.

                                ANDROMEDIA, INC.

Foreign currency translation

  Financial statements of the Company's foreign subsidiary are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at weighted-average rates in effect during the year. Translation adjustments for the periods presented were not significant.

Income taxes

  The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future tax benefits of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets if it is more likely than not that they will not be realized.

Advertising expense

  The Company expenses all advertising expenses as incurred. The Company's advertising expenses were none in 1996 and $587,000 and $991,000 for 1997 and 1998, respectively.

New accounting pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board deferred the effective date of SFAS 133 until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

  In December 1998, the AICPA, issued Statement of Position 98-9 ("SOP 98-9"), "Modification of SOP 97-2, "Software Revenue Recognition,' with respect to certain transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 has been met. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company does not expect SOP 98-9 to have a material effect on its financial position, results of operations or cash flows.

Unaudited interim financial information

  The accompanying consolidated balance sheet as of June 30, 1999, the consolidated statements of operations and of cash flows for the six months ended June 30, 1999 and 1998 and the consolidated statement of stockholders deficit for the six months ended June 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary

                                ANDROMEDIA, INC.

for the fair presentation of the results for the interim periods. The data disclosed in the consolidated financial statements as of such dates and for such periods are unaudited. Results of the six months ended June 30, 1999 are not necessarily indicative of results of the entire year.

2. Balance Sheet Components (in thousands)

                                                      December 31,    June 30,
                                                      1997    1998      1999
                                                      -----  ------  -----------
                                                                     (unaudited)
Accounts receivable, net:
 Accounts receivable................................. $ 250  $1,212    $3,176
 Less: Allowance for doubtful accounts...............   (21)    (99)     (400)
                                                      -----  ------    ------
                                                      $ 229  $1,113    $2,776
                                                      =====  ======    ======
Property and equipment, net:
 Computer equipment.................................. $ 427  $1,497    $2,608
 Furniture and fixtures..............................    24      34        40
 Leasehold improvements..............................    23     309       352
                                                      -----  ------    ------
                                                        474   1,840     3,000
 Less: Accumulated depreciation and amortization.....  (142)   (441)     (745)
                                                      -----  ------    ------
                                                      $ 332  $1,399    $2,255
                                                      =====  ======    ======
Intangible assets, net:
 Patent.............................................. $ --   $  133    $  133
 Assembled workforce.................................   --      895       895
 Goodwill............................................   --    1,461     1,461
                                                      -----  ------    ------
                                                        --    2,489     2,489
 Less: Accumulated amortization......................   --     (247)     (743)
                                                      -----  ------    ------
                                                      $ --   $2,242    $1,746
                                                      =====  ======    ======
Accrued liabilities:
 Payroll and related expenses........................ $ 167  $  495    $1,117
 Other...............................................    20     234       645
                                                      -----  ------    ------
                                                      $ 187  $  729    $1,762
                                                      =====  ======    ======

  Property and equipment includes $228,000 and $507,000 of computer equipment under capital leases at December 31, 1997 and 1998, respectively. Accumulated amortization of assets under capital leases totaled $45,000 and $155,000 at December 31, 1997 and 1998, respectively.

3. Acquisition

  On October 8, 1998, the Company acquired all the outstanding shares of LikeMinds, Inc. ("LikeMinds") for 1,856,672 shares of common stock. The transaction was accounted for under the purchase method. The shares of common stock issued in connection with the LikeMinds acquisition were valued at $1.40 per share based on an independent appraisal obtained by the Company. The total purchase price of approximately $2,980,000 (including $380,000 of liabilities acquired and merger related expenses) was assigned, based on the independent appraisal, to the fair value of the assets acquired including $36,000 to tangible assets acquired, $455,000 to in-process research and development, $1,028,000 to other identified intangibles and the remainder of $1,461,000 to goodwill. The in-process research and development was expensed at the acquisition date. Goodwill and other

                                ANDROMEDIA, INC.

identified acquired intangibles are being amortized over their weighted average life of approximately 2.5 years. The Company's consolidated financial statement include the results of operations of LikeMinds from the date of acquisition.

  The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects (primarily major version upgrades) for the LikeMinds product line. The value was determined by estimating the revenue contribution of each of these products and the amount of the revenues attributable to the core/developed technology and the in-process technology. The net cash flows were then discounted utilizing a weighted average cost of capital of 26.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology and the uncertainty of technological advances which could potentially impact the estimates described above. The completion level of acquired in process technology was estimated based on the time and related costs incurred in development before the close of the acquisition in relation to aggregate estimated costs of completing the project. The average percentage of completion of the projects was 59% at the date of the acquisition. Revenues are projected to be generated in 1999 for the versions in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

  The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 1997 and 1998, as if the acquisition had occurred on January 1, 1997 and 1998 and after giving effect to purchase accounting adjustments but excluding the impact of write off of acquired in-process technology. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998 and may not be indicative of future operating results (in thousands, except per share data).

                                                               Years Ended
                                                               December 31,
                                                             -----------------
                                                              1997      1998
                                                             -------  --------
                                                               (Unaudited)
   Revenues................................................. $   697  $  2,537
   Net loss.................................................  (4,980)  (10,111)
   Net loss attributable to common stockholders.............  (4,980)  (11,462)
   Net loss per share (basic and diluted)................... $ (0.94) $  (2.10)
   Weighted average shares (basic and diluted)..............   5,270     5,468

4. Borrowings

Line of credit

  In September 1997, the Company entered into a revolving line of credit agreement with a bank which provided for borrowings of up to $500,000. In conjunction with this line of credit, the Company issued warrants for 6,667 shares of Series C Convertible Preferred Stock. The line of credit expired in December 1998.

  In February 1999, the Company entered into a revolving accounts receivable based line of credit agreement with a bank which provides for borrowings of up to $2,000,000. The line of credit requires compliance with certain financial tests, prohibits payment of dividends, charges interest at the bank's prime rate and expires in February 2000. Borrowings are collateralized by all of the assets of the Company.

                                ANDROMEDIA, INC.

  At June 30, 1999, the Company had one letter of credit of $100,000 outstanding under this line (unaudited).

Equipment line of credit

  The Company has a term loan outstanding which requires monthly payments, is collateralized by all the assets of the Company and bears interest at the bank's prime rate plus 0.5%. As of December 31, 1998, outstanding borrowings under this loan aggregated $411,000.

  The loan requires the Company to meet certain financial tests and to comply with certain other covenants. The Company was in compliance with such covenants at December 31, 1998 and June 30, 1999 (unaudited).

  Future principal payments under the loan as of December 31 ,1998 are as follows (in thousands):

    Year Ending
   December 31,
   1999.................................................................... $170
   2000....................................................................  170
   2001....................................................................   71
                                                                            ----
                                                                            $411
                                                                            ====

  In February 1999, the Company entered into an equipment financing line with a bank which provides for borrowings of up to $1,000,000. The equipment loan is repayable in monthly installments through August 2002 and February 2003 and bears interest at the bank's prime rate plus 0.5%.

Bridge loan agreement

  In February 1999, the Company entered into a bridge loan agreement (the "1999 Bridge Loan") with a bank to borrow up to $2,400,000. The loan was due at the earlier of May 31, 1999 or the receipt of the Series E Preferred Stock financing. In February 1999, the Company borrowed $1,003,000 against the line. Approximately $550,000 of principal amount, plus accrued interest, was subsequently repaid in March 1999 and the remaining $453,000 of loan balance was rolled into the aforementioned February 1999 equipment line of credit.

5. Commitments

Leases

  The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through December 2002. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $38,000, $60,000 and $230,000, respectively.

  In February 1998, the Company entered into a new office lease agreement for its San Francisco facility which expires in July 2003. The Company has the right to request a five year extension at the end of the original lease term. As of December 31, 1998, the Company had provided a $100,000 of letter of credit to the landlord, as security for faithful performance of the lease. The balance of the letter of credit will decline by $20,000 each year.

                                ANDROMEDIA, INC.

  Future minimum lease payments under noncancelable operating and capital leases as of December 31, 1998 were as follows:

                                                               Capital Operating
    Years Ended                                                Leases   Leases
   December 31,                                                ------- ---------
                                                                (In thousands)

   1999.......................................................  $ 137   $  406
   2000.......................................................     99      330
   2001.......................................................     57      220
   2002.......................................................    --       225
   2003.......................................................    --       125
                                                                -----   ------
   Total minimum lease payments...............................    293   $1,306
                                                                        ======
   Less: amount representing interest.........................    (24)
                                                                -----
   Present value of capital lease obligations.................    269
   Less: Current portion......................................   (120)
                                                                -----
   Long-term portion of capital lease obligations.............  $ 149
                                                                =====

6. Mandatorily Redeemable Convertible Preferred Stock and Convertible Preferred Stock


  Mandatorily Redeemable Convertible Preferred Stock consists of the following (in thousands, except share data):

                                                             Shares
                                                           Outstanding Amount
                                                           ----------- -------
   Issuance of Series C Preferred Stock...................  1,627,269  $ 3,548
                                                            ---------  -------
   Balance at December 31, 1997...........................  1,627,269    3,548
   Issuance of Series D Preferred Stock...................  3,301,420    9,927
   Issuance of Series D Preferred Stock Warrants..........        --        12
   Preferred Stock accretion..............................        --     1,351
                                                            ---------  -------
   Balance at December 31, 1998...........................  4,928,689   14,838
   Issuance of Series E Preferred Stock (unaudited).......  4,227,521   14,863
   Issuance of Series C and E Preferred Stock Warrants
    (unaudited)...........................................        --       360
   Preferred Stock accretion (unaudited)..................        --    25,080
                                                            ---------  -------
   Balance at June 30, 1999 (unaudited)...................  9,156,210  $55,141
                                                            =========  =======

  The Company has 248,120 shares of Series A Convertible Preferred Stock and 496,790 shares of Series B Convertible Preferred Stock authorized, issued and outstanding at December 31, 1997 and 1998.

  The holders of Mandatorily Redeemable Convertible Preferred Stock and Convertible Preferred Stock have various rights and preferences as follows:

 Redemption

  Upon written notice of at least a majority of the holders of Series C, Series D or Series E Convertible Preferred Stock, at any time subsequent to February 1, 2004, the Company must redeem a specified percentage of Series C, D and E Convertible Preferred Stock at a price equal to the greater of (i) $2.20 (Series C), $3.029 (Series D) and $3.533 (Series E) per share, respectively, plus all declared

                                ANDROMEDIA, INC.

but unpaid dividends on such shares or (ii) the per share fair market value as determined by mutual agreement between a majority of the holders of the applicable series of redeemable preferred and a majority of the Board of Directors.

 Voting

  Each share of Series A, B, C, D and E Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  As long as 300,000 shares of Series C Convertible Preferred Stock are outstanding, the holders of the shares of such series voting together as a separate series, are entitled to elect one member of the Board of Directors. So long as there remain outstanding 540,000 shares of Series D Convertible Preferred Stock, the holders of the Series D Convertible Preferred Stock, voting together as a separate series, shall be entitled to elect two members of the Board of Directors. So long as there remain outstanding 690,000 shares of Series E Convertible Preferred Stock, the holders of Series E Convertible Preferred Stock voting together as a separate series, shall be entitled to elect one member of Board of Directors. The remaining directors shall be elected by the holders of Common and Preferred Stock voting as a single class.

  The Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (1) a majority of the outstanding shares of Series C Convertible Preferred Stock so long as there remain outstanding 300,000 shares of Series C Convertible Preferred Stock,
(2) 67% of outstanding shares of the Series D Convertible Preferred Stock so long as there remain outstanding 540,000 shares of Series D Convertible Preferred Stock and (3) 67% of outstanding shares of Series E Convertible Preferred Stock so long as there remain outstanding 690,000 shares of Series E Convertible Preferred Stock: enter into any merger, consolidation, reorganization, recapitalization or sale of assets transaction or series of transactions which results in the shareholders of the Company not owning a majority of the outstanding shares of the surviving corporation; enter into or otherwise become a party to any agreement whereby any shareholder or shareholders of the Company shall transfer capital stock of the Company to an independent third party or a group of independent third parties pursuant to which such parties acquire capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors; declare any dividends or distributions on any shares of capital stock of the Company, but this restriction shall not apply to the repurchase of shares of Common Stock pursuant to repurchase agreements or prevent the Company from entering into an agreement, directly or indirectly with officers, employees, stockholders or directors of the Company, unless approved by a majority of the Company's disinterested directors on the Board of Directors; enter into any financial commitments in excess of $500,000; dismiss or hire the Company's Chief Financial Officer or other equivalent senior level financial officer; or approve the annual budget of the Company.

 Dividends

  Holders of Series A, B, C, D and E Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.24, $0.10, $0.11, $0.15 and $0.18 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B, C, D and E Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1998.

                                ANDROMEDIA, INC.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, B, C, D and E Convertible Preferred Stock are entitled to receive an amount of $4.78, $1.90, $2.20, $3.029 and $3.533 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed among the holders of Series C, D and E Convertible Preferred Stock and Common Stock in the same manner as if all the shares of Series C, D and E Convertible Preferred Stock had been converted into Common Stock until the aggregate amount received by the holders of Series C, D and E Convertible Preferred Stock is an amount equal to $4.40, $4.81 and $5.73 per share, respectively; thereafter, any such of Series C, D and E Convertible Preferred Stock shall have no further right to share in any remaining assets and surplus fund of the Company. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed among the holders of Series A, B, C, D and E Convertible Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

 Conversion

  Each share of Series A, B, C, D and E Convertible Preferred Stock is convertible into Common Stock, at the option of the holder. Series A Convertible Preferred Stock converts on a ratio of one share of Preferred Stock to four shares of Common Stock subject to adjustment for dilution. Series B, C and E Convertible Preferred Stock convert on a one-to-one ratio, subject to adjustment for dilution. Each share of Series D Convertible Preferred Stock converts on a ratio of 1 to 1.16 subject to adjustment for dilution. Each share of Series A, B, C, D and E Convertible Preferred Stock automatically converts into the number of shares of Common Stock at the then effective conversion ratio upon: (i) the closing of a public offering of Common Stock at a per share price of at least $7.10 per share with gross proceeds of at least $20,000,000, or (ii) the consent of the holders of at least 67% of the shares of such series of Preferred Stock, voting as a separate class. The conversion ratio of each share of Series E Convertible Preferred Stock is subject to change in the event of failure of the Company to achieve certain predefined revenue milestones. However, no adjustment would occur in the event the Company completes the initial public offering by December 31, 1999.

  At December 31, 1998, the Company reserved an aggregate of 6,949,222 shares of Common Stock for issuance upon the conversion of Series A, B, C and D Convertible Preferred Stock, respectively.

 Warrants for Mandatorily Redeemable Convertible Preferred Stock

  In 1998, in connection with securing a bridge loan, the Company issued warrants to purchase 12,417 shares of Series D Convertible Preferred Stock at $3.03 per share, which expire in February 2003. The Company recorded the bridge loan at a discount of approximately $12,000 which discount was allocated to the warrants and amortized in 1998. The fair value of the warrants was estimated on the date of grant using the Black-Scholes model.

  During the quarter ended March 31, 1999, in connection with securing the 1999 Bridge Loan agreement, the Company issued warrants to purchase 18,159 shares of Series E Convertible Preferred Stock at $3.53 per share to the lending institution. These warrants will expire in the year 2009. The fair value of the warrants was estimated to be approximately 60,000 using the Black-Scholes model.

                                ANDROMEDIA, INC.

  In March 1999, the Company issued warrants to purchase 90,000 shares of Series C Convertible Preferred Stock at $2.20 per share to a vendor for services to be rendered. These warrants will expire in March 2004. The fair value of the warrants of $300,000 was estimated based on the value of the services to be rendered by such vendor which also approximated the fair value under the Black-Scholes model.

7. Common Stock

  The Company's articles of incorporation, as amended in March 1999, authorize the Company to issue 20,000,000 shares of no par value Common Stock. Upon incorporation of the Company in January 1996, the Company issued 4,000,0000 shares of Common Stock to three founders. Such shares are subject to the Company's right of first refusal and a portion of which are also subject to a right of repurchase by the Company. Approximately 353,820 shares issued to employees of LikeMinds, Inc. are also subject to the Company's right of repurchase, which right lapses over an eighteen month period. At December 31, 1998 and June 30, 1999 approximately 541,820 shares and 447,820 shares (unaudited) were subject to the Company's right to repurchase.

8. Stock Option Plans

1996 Stock Option Plan

  The 1996 Stock Plan (the "Plan") provides for the issuance of up to 500,000 shares of Common Stock in connection with incentive and non-statutory stock option awards granted to employees, directors and consultants to the Company. Stock purchase rights may also be granted under the Plan. Options must be issued at prices not less than 100 percent and 85 percent of the estimated fair value of the stock on the date of grant for incentive and non-statutory options, respectively, and are exercisable for periods not exceeding ten years from the date of grant. Options granted to shareholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the Plan vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over shorter periods.

1997 Stock Option Plan

  The Company adopted the 1997 Stock Option Plan in May 1997 and amended it in April 1998. The terms under this plan are consistent with the 1996 Stock Option Plan except for the vesting period. Under the 1997 Stock Option Plan, any option granted shall be exercisable according to the terms determined by the Board of Directors, but in no case at a rate of less than 20% per year over five years from the date the option is granted. To date, options granted generally vest 25% after one year of service and monthly for the three years thereafter. The Company has reserved 3,270,000 shares of Common Stock for issuance under this Plan.

                                ANDROMEDIA, INC.

  The following is a summary of stock option activity under the 1996 and 1997 stock option plans:

                                                                        Weighted
                                                 Options                Average
                                                Available     Options   Exercise
                                                for Grant   Outstanding  Price
                                                ----------  ----------- --------

Shares authorized..............................    500,000         --    $ --
Options granted................................   (489,072)    489,072    0.11
                                                ----------   ---------

Outstanding at December 31, 1996...............     10,928     489,072    0.11
 Additional shares authorized..................    750,000         --      --
 Options granted...............................   (675,822)    675,822    0.26
 Options canceled..............................     16,438     (16,438)   0.19
                                                ----------   ---------

Outstanding at December 31, 1997...............    101,544   1,148,456    0.20
 Additional shares authorized..................  1,320,000         --      --
 Options granted............................... (1,368,449)  1,368,449    0.75
 Options exercised.............................         --     (85,453)   0.19
 Options canceled..............................    385,050    (385,050)   0.32
                                                ----------   ---------

Outstanding at December 31, 1998...............    438,145   2,046,402    0.54
 Additional shares authorized (unaudited)......  1,200,000         --
 Options granted (unaudited)................... (1,599,500)  1,599,500    3.25
 Options exercised (unaudited).................        --     (224,761)   0.20
 Options canceled (unaudited)..................    235,985    (235,985)   0.54
                                                ----------   ---------

Outstanding at June 30, 1999 (unaudited).......    274,630   3,185,156   $1.93
                                                ==========   =========

                                Options Outstanding at      Options Exercisable
                                  December 31, 1998         at December 31, 1998
                           -------------------------------- --------------------
                                        Weighted
                                         Average
                                        Remaining  Weighted             Weighted
                                       Contractual Average              Average
                             Number       Life     Exercise   Number    Exercise
                           Outstanding (in years)   Price   Outstanding  Price
Range of Exercise Price    ----------- ----------- -------- ----------- --------

$0.025-- $0.125...........    271,479     7.28      $0.06     185,146    $0.06
0.19 -- 0.30..............    633,577     8.67       0.25     259,163     0.25
0.65 -- 1.00..............  1,141,346     9.65       0.82      33,627     0.69
                            ---------                         -------
                            2,046,402     9.03      $0.54     477,936    $0.21
                            =========                         =======

  The Company accounts for employee and board of director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123.

  Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. The fair value per share used to calculate deferred compensation was derived by reference to the preferred stock values and the Company's initial

                                ANDROMEDIA, INC.

public offering price range. Consequently, the Company recorded deferred stock compensation of $938,000 and $1,793,000 (unaudited) during the year ended December 31, 1998, and the six months ended June 30, 1999, respectively. Amortization recognized for the year ended December 31, 1998 and the six months ended June 30, 1999 totaled $287,000 and $429,000 (unaudited), respectively.

  The weighted average fair values of the options granted in 1996, 1997 and 1998 were $0.03, $0.06 and $0.81, respectively.

  Had compensation cost for option grants to employees been determined consistent with SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share data):

                                                      Year Ended December 31,
                                                      ------------------------
                                                       1996    1997     1998
                                                      ------- ------- --------

Pro forma net loss................................... $ 1,633 $ 3,376 $ 10,200
Pro forma net loss attributable to common
 stockholders........................................   1,633   3,376   11,551
Pro forma net loss per share, basic and diluted...... $  0.49 $  0.96 $   2.81

  The above proforma disclosures are not necessarily representative of the effects on reported income or loss for future years as additional grants are made each year and options vest over several years.

  The fair value of each option grant was estimated on the date of grant using the minimum value options pricing model with the following weighted average assumptions by year:

                                                          1996    1997    1998
                                                         ------- ------- -------

Risk-free interest rate.................................    5.9%    5.4%    5.1%
Expected life........................................... 5 years 5 years 5 years
Dividends...............................................     --      --      --

  Because the Company does not have actively traded equity securities, volatility is not considered in determining the value of options granted to employees.

9. Income Taxes

  No provision or benefit for income taxes has been recognized for any of the periods presented as the Company has incurred net operating losses and has no carryback potential.

  Deferred tax assets and liabilities consist of the following:

                                                                 Years Ended
                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                               (In thousands)
   Deferred tax assets:
     Net operating loss carryforwards........................  $ 1,500  $ 4,850
     Accruals and reserves...................................       23       73
     Research tax credits....................................      150      455
     Capitalized start-up costs..............................      250      190
                                                               -------  -------
                                                                 1,923    5,568
     Valuation allowance.....................................   (1,923)  (5,568)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

                                ANDROMEDIA, INC.

  Management believes that, based on a number of factors including the lack of a long history of profits and that the Company operates in a developing market that is characterized by rapidly changing technology, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

  At December 31, 1998, the Company had approximately $11,900,000 of federal operating loss carryforwards, available to offset future taxable income which expire in varying amounts through 2018. At December 31, 1998, the Company had approximately $257,000 and $198,000 of federal and state research tax credits which expire in varying amounts through 2013. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances including as a result of a cumulative ownership change of more than 50%, as defined, over a three year period. The issuance of the Company's convertible preferred securities during 1996, 1997 and 1998 may have resulted in a limitation on utilization of such net operating loss carryforwards.

10. Significant Customers And Geographic Information

  The Company has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, or SFAS 131, "Disclosure about Segments of an Enterprise and Related Information."

  The Company has one reportable segment. Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in many industries in the United States and Europe. Revenue by geographic region is as follows (in thousands):

                                                                  Years Ended
                                                                 December 31,
                                                               -----------------
                                                               1996  1997  1998
                                                               ----- ---- ------
United States................................................. $ --  $449 $1,813
Europe........................................................   --   --     156
                                                               ----- ---- ------
                                                               $ --  $449 $1,969
                                                               ===== ==== ======

Two customers individually accounted for 11% and 10% of revenues in 1997. One customer accounted for 13% of revenues in 1998.

11. Subsequent Events (Unaudited)

  On August 12, 1999, the Company entered into a five year noncancelable lease agreement. Aggregate future minimum payments under this lease total to approximately $5,170,000. In connection with this agreement, the Company issued a warrant to purchase 30,000 shares of the Company's Common Stock at an exercise price of $15.00 per share. This warrant expires on August 12, 2001. Additionally, the Company is required to deposit cash or maintain a letter of credit in the amount of $1 million.

  On August 23, 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, the

                                ANDROMEDIA, INC.

Company's preferred stock will be converted into shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of June 30, 1999.

  The Board of Directors also authorized, subject to stockholders' approval, establishment of the 1999 Stock Plan with two million shares authorized for future option grants and the 1999 Employee Stock Purchase Plan with 500,000 shares reserved for issuance. These plans will become effective upon the closing of the initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LikeMinds, Inc.

In our opinion, the accompanying statements of operations, of shareholders' equity (deficit) and of cash flows of LikeMinds, Inc. present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to October 8, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of LikeMinds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
August 10, 1999

                                LIKEMINDS, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                        Period
                                                                         From
                                                                      January 1,
                                                          Year Ended   1998 to
                                                         December 31, October 8,
                                                             1997        1998
                                                         ------------ ----------
Revenues................................................    $ 248       $ 568
Cost of revenues........................................      158         211
                                                            -----       -----
  Gross profit..........................................       90         357
Operating expenses:
 Sales and marketing....................................      178         111
 Research and development...............................      296         278
 General and administrative.............................      133          90
 Amortization of acquired intangible assets.............      100         100
                                                            -----       -----
  Total operating expenses..............................      707         579
                                                            -----       -----
Loss from operations....................................     (617)       (222)
Interest income (expense), net..........................      (18)        (40)
                                                            -----       -----
Net loss................................................    $(635)      $(262)
                                                            =====       =====


   The accompanying notes are an integral part of these financial statements

                                LIKEMINDS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)

                           Convertible
                            Preferred                                                   Total
                              Stock        Common Stock       Stock                 Shareholders'
                          -------------- ----------------- Subscription Accumulated    Equity
                          Shares  Amount  Shares    Amount  Receivable    Deficit     (Deficit)
                          ------- ------ ---------  ------ ------------ ----------- -------------
Balance at December 31,
 1996...................       --  $ --  1,896,453   $ 27     $  (8)       $ (83)       $ (56)
Proceeds from stock
 subscription
 receivable.............       --    --         --     --         8           --           --
Issuance of Common Stock
 for acquisition of
 Chaco Communications...       --    --  1,000,000    450        --           --          450
Issuance of Series A
 Preferred Stock, net...  602,461   550         --     --        --           --          550
Net loss................       --    --         --     --                   (635)        (635)
                          -------  ----  ---------   ----     -----        -----        -----
Balance at December 31,
 1997...................  602,461   550  2,896,453    477        --         (718)         309
Repurchase of unvested
 Common Stock, net......       --    --    (75,408)    (2)       --           --           (2)
Net loss................       --    --         --     --                   (262)        (262)
                          -------  ----  ---------   ----     -----        -----        -----
Balance at October 8,
 1998...................  602,461  $550  2,821,045   $475     $  --        $(980)       $  45
                          =======  ====  =========   ====     =====        =====        =====


   The accompanying notes are an integral part of these financial statements

                                LIKEMINDS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                        Period
                                                                         from
                                                                      January 1,
                                                          Year Ended   1998 to
                                                         December 31, October 8,
                                                             1997        1998
                                                         ------------ ----------
Cash Flows from Operating Activities:
 Net loss..............................................     $(635)      $(262)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization........................       119         102
 Changes in current assets and liabilities:
  Accounts receivable..................................       (49)         38
  Other assets.........................................        19          --
  Accounts payable and accrued liabilities.............       (40)        (74)
  Deferred revenue.....................................        67         (67)
                                                            -----       -----
   Net cash used in operating activities...............      (519)       (263)
                                                            -----       -----

Cash Flows from Investing Activities:
 Cash acquired from acquisition........................        19          --
 Purchase of property and equipment....................       (25)         --
                                                            -----       -----
   Net cash used in investing activities...............        (6)         --
                                                            -----       -----
Cash Flows from Financing Activities:
 Proceeds from issuance of Series A Preferred Stock....       550          --
 Proceeds from issuance of Common Stock................         8          --
 Proceeds from advances made by Andromedia.............        --         129
 Repurchase of Common Stock, net.......................        --          (2)
                                                            -----       -----
   Net cash provided by financing activities...........       558         127
                                                            -----       -----

Net increase (decrease) in cash and cash equivalents...        33        (136)
Cash and cash equivalents at beginning of period.......       113         146
                                                            -----       -----
Cash and cash equivalents at end of period.............     $ 146       $  10
                                                            =====       =====
Supplemental Non-cash Investing and Financing Activity:
 Issuance of 1,000,000 shares of Common Stock for
  acquisition of Chaco Communications..................     $ 450       $  --

   The accompanying notes are an integral part of these financial statements

                                LIKEMINDS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

LikeMinds

  LikeMinds, Inc., ("LikeMinds"), formerly Website Software Company, Inc., was incorporated in California on February 14, 1996. LikeMinds develops, markets and supports customer Web site personalization software.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

  Combined license and service revenues are recognized under contract accounting. When reliable estimates of costs to be incurred are available, revenue is recognized using the percentage of completion method based upon the level of effort required to complete the project. The completed contract method is used where reliable estimates to complete are not feasible.

  Maintenance revenue is deferred and recognized on a straight-line basis over the life of the related contract, which generally is one year.

Cash and cash equivalents

  LikeMinds considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of credit risk and significant customers

  Financial instruments that potentially subject LikeMinds to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. LikeMinds deposits cash and cash equivalents with high credit quality financial institutions. LikeMinds' accounts receivable are derived from revenue earned from customers located in the U.S. LikeMinds performs credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. LikeMinds maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

  The following table summarizes the revenues from customers in excess of 10% of the total revenues:

                                                                   Period From
                                                     Year Ended  January 1, 1998
                                                    December 31,  to October 1,
                                                        1997          1998
                                                    ------------ ---------------
   Company A.......................................     15%            --%
   Company B.......................................      --            19

  At December 31, 1997, Company A accounted for 100% of total accounts receivable. At October 8, 1998, Company B accounted for 100% of total accounts receivable.

                                LIKEMINDS, INC.

Capitalized software development costs

  Software development costs are included in research and development and are expensed as incurred. Software development costs incurred subsequent to establishment of technological feasibility are capitalized, if material. To date, the period between achieving technological feasibility, which LikeMinds has defined as the establishment of a working model, which typically occurs upon completion of the first beta version and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, LikeMinds has not capitalized any software development costs.

Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Goodwill

  The goodwill represents the excess of the cost of acquired business over the fair value of net assets acquired. The goodwill is being amortized over three years using the straight-line method.

Stock-based compensation

  LikeMinds accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

Income taxes

  LikeMinds accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future tax benefits of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets if it is more likely than not that they will not be realized.

Recent accounting pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Substantially all of LikeMinds revenues and costs are dollar denominated and LikeMinds has not engaged in derivative and hedging activities.

  In December 1998, the AICPA, issued Statement of Position 98-9 ("SOP 98-9"), "Modification of SOP 97-2, "Software Revenue Recognition,' with respect to certain transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair

                                LIKEMINDS, INC.

values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 has been met. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. LikeMinds does not expect SOP 98-9 to have any effect on its results of operations.

Segment information

  Effective January 1, 1998, LikeMinds adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." LikeMinds identifies its operating segments based on business activities, management responsibility and geographical location. During the year and period ended December 31, 1997 and October 8, 1998, LikeMinds operated in a single business segment operating in the software community, primarily in the United States. Through October 8, 1998, foreign operations had not been significant.

2. Acquisition

  On April 17, 1997, LikeMinds acquired all the outstanding shares of Chaco Communications, a provider of software consulting services. The acquisition has been accounted for using the purchase method. The total purchase price of approximately $450,000 consisted of 1,000,000 shares of LikeMinds' Common Stock and has been allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of the net tangible assets acquired was $19,000 and the remainder amount of $431,000 was allocated to goodwill which is being amortization over three years using the straight line method.

3. Income Taxes

  LikeMinds did not have any provision for income taxes as a result of losses incurred since inception. Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized, such that a full valuation allowance has been recorded.

  At October 8, 1998, LikeMinds had approximately $700,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2005. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that LikeMinds may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. As a result of LikeMinds acquisition by Andromedia, utilization of its net operating losses is subject to an annual limitation of approximately $150,000.

4. Preferred Stock

  At October 8, 1998, Likeminds had 1,000,000 and 602,461 shares of Series A Preferred Stock authorized and outstanding, respectively. The outstanding shares of Series A Preferred Stock have a liquidation preference of $570,000.

                                LIKEMINDS, INC.

  The holders of Preferred Stock have various rights and preferences as follows:

  Voting

  Each share of Series A has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  As long as at least fifty percent of the shares of Preferred Stock remain outstanding, LikeMinds must obtain approval from a majority of the holders of Preferred Stock in order to alter the articles of incorporation as related to Preferred Stock, change the authorized number of shares of Preferred Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by LikeMinds, change the authorized number of Directors, authorize a dividend for any class or series other than Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

  Dividends

  Holders of Series A Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.028 per share, when and if declared by the Board of Directors. The holders of Series A Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1997 and October 8, 1998, respectively.

 Liquidation

  In the event of any liquidation, dissolution or winding up of LikeMinds, including a merger, acquisition or sale of assets where the beneficial owners of LikeMinds' Common Stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A Preferred Stock are entitled to receive an amount equal to the original issue price of the Series A preferred stock per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed pro rata. Should LikeMinds' legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed to the Series A Preferred stockholders ratably.

 Conversion

  Each share of Series A Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $5.00 per share with gross proceeds of at least $7,500,000, (2) a merger, sale of substantially all of the assets or other transactions which result in a change in control or (3) the consent of the holders of the majority of Preferred Stock.

  At December 31, 1997 and October 8, 1998, LikeMinds had reserved 1,000,000 shares of Common Stock for the conversion of Series A Preferred Stock.

                                LIKEMINDS, INC.

5. Common Stock:

  LikeMinds' Articles of Incorporation, as amended, authorize LikeMinds to issue 10,000,000 shares of no par value Common Stock and 1,000,000 shares of Preferred Stock. A portion of the shares sold to employees are subject to a right of repurchase by LikeMinds subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1997, and October 8, 1998, there were 344,806 and 258,604 shares subject to LikeMinds' right to repurchase.

6. Acquisition by Andromedia, Inc.

  On October 8, 1998, Andromedia, Inc. ("Andromedia") acquired all of LikeMinds' outstanding shares, at which time LinkMinds merged with Andromedia. Prior to completing the acquisition, Andromedia provided advances aggregating approximately $129,000 to LikeMinds.

                                ANDROMEDIA, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  The following unaudited pro forma combined statement of operations give effect to the acquisition by Andromedia, Inc. ("Andromedia" or the "Company") of LikeMinds, Inc. ("LikeMinds") in a transaction accounted for as a purchase. The unaudited pro forma combined statement of operations is based on the individual statement of operations of Andromedia for the year ended December 31, 1998 and LikeMinds for the period from January 1, 1998 through October 8, 1998, appearing elsewhere in this prospectus. LikeMinds' operating results for the period from October 9, 1998 to December 31, 1998 are included in Andromedia's historical consolidated statement of operations for the year ended December 31, 1998. Adjustments have been made to such information to give effect to the October 8, 1998 acquistion of LikeMinds, as if the acquisition had occurred on January 1, 1998.

  The following unaudited pro forma combined statement of operations is not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and LikeMinds been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma combined statement of operations should be read in conjunction with the consolidated financial statements of Andromedia and subsidiaries and the financial statements of LikeMinds, including the notes thereto, appearing elsewhere in the Prospectus.

                                ANDROMEDIA, INC.
                    (In thousands, except per share amounts)

       UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS--(Continued)

                                          Year Ended December 31, 1998
                                      ---------------------------------------
                                                 Like                  Pro
                                      Andromedia Minds  Adjustments   Forma
                                      ---------- -----  -----------  --------
Total revenues.......................  $  1,969  $ 568     $ --      $  2,537
Cost of revenues.....................     1,015    211       --         1,226
                                       --------  -----     -----     --------
 Gross profit........................       954    357       --         1,311

Operating expenses:
 Sales and marketing.................     5,199    111       --         5,310
 Research and development............     2,337    278       --         2,615
 General and administrative..........     2,106     90       --         2,196
 Amortization of acquired intangible
  assets.............................       247    100       748 (a)    1,095
 Non cash stock compensation.........       287    --        --           287
 Write off of acquired in process
  technology                                455    --       (455)(b)      --
                                       --------  -----     -----     --------

   Total operating expenses..........    10,631    579       293       11,503
                                       --------  -----     -----     --------
Loss from operations.................    (9,677)  (222)     (293)     (10,192)
Interest income (expense), net.......       121    (40)      --            81
                                       --------  -----     -----     --------
Net loss.............................    (9,556)  (262)     (293)     (10,111)
Preferred stock accretion............    (1,351)   --        --        (1,351)
                                       --------  -----     -----     --------
Net loss attributable to common
 stockholders........................  $(10,907) $(262)    $(293)    $(11,462)
                                       ========  =====     =====     ========
Pro forma net loss per share: Basic
 and diluted.........................                                $  (2.10)
                                                                     ========
Shares used in computing pro forma
 net loss per share: Basic and
 diluted.............................                                   5,468


     See accompanying notes to pro forma combined statement of operations.

                                ANDROMEDIA, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1--Basis of Presentation:

  The unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of LikeMinds by Andromedia, as if the acquisition had occurred on January 1, 1998.

Note 2--Pro Forma Adjustments:

  Based on an independent appraisal, the total purchase price of the acquisition of approximately $2,980,000 (including $380,000 for liabilities assumed and merger related expenses) was assigned to the fair value of the net assets acquired, including $36,000 to tangible assets, $455,000 to acquired in-process technology, $1,028,000 to other identified intangible assets and the remaining $1,461,000 to goodwill.

   The following adjustments were applied to the historical statement of operations to arrive at the pro forma combined statement of operations:

     (a) Reflects the additional amortization expense of $748,000 related to intangible assets resulting from the acquisition of LikeMinds over their estimated useful lives.

     (b) Eliminates the nonrecurring write-off of in-process research and development directly attributable to the acquisition of LikeMinds.

            [Graphics depicting the Andromedia e-marketing solution]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     , 1999

                               [ANDROMEDIA LOGO]

                                Shares of Common Stock

                            ---------------------

                                 PROSPECTUS

                            ---------------------

                          Donaldson, Lufkin & Jenrette
                                    SG Cowen
                             C.E. Unterberg, Towbin
                            Wit Capital Corporation
                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Andromedia have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until                  , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                         To Be
                                                                         Paid
                                                                        -------
   Securities and Exchange Commission registration fee................. $11,120
   NASD filing fee.....................................................   4,250
   Nasdaq National Market listing fee..................................       *
   Printing and engraving expenses.....................................       *
   Professional fees and expenses......................................       *
   Blue Sky fees and expenses..........................................   7,500
   Transfer agent fees.................................................       *
   Miscellaneous                                                              *
                                                                        -------
   Total...............................................................       *
                                                                        =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by applicable law.

  Article Sixth of the Registrant's certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's bylaws provides for the indemnification of officers and directors (and allows the Registrant to indemnify other employees and third parties) acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

  The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

  Reference is also made to Section 7 of the Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued and sold the following securities:

  (a) During the past three years, the Registrant sold an aggregate 312,505 shares of unregistered common stock to directors, officers, employees, former employees and consultants at prices ranging from $0.1250 to $3.20 per share, for aggregate cash consideration of $58,504. These shares were sold pursuant to the exercise of options granted by the Board. As to each director, officer, employee, former employee and consultant of the Registrant who was issued these securities, the Registrant relied upon Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"). Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b).

  (b) On December 16, 1996, the Registrant sold 365,217 shares of unregistered Series B Preferred Stock at a price per share of $1.90 to fourteen investors for aggregate cash consideration of $693,912. The Registrant relied upon
Section 4(2) of the Securities Act in connection with the sale of the shares.

  (c) On December 27, 1996, the Registrant sold 131,573 shares of unregistered Series B Preferred Stock at a price per share of $1.90 to one investor for aggregate cash consideration of $249,988. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (d) On April 18, 1997, the Registrant sold 1,454,547 shares of unregistered Series C Preferred Stock at a price per share of $2.20 to four investors for aggregate cash consideration of $3,200,003. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (e) On July 17, 1997, the Registrant sold 172,722 shares of unregistered Series C Preferred Stock at a price per share of $2.20 to ten investors for aggregate cash consideration of $379,988.40. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (f) On September 17, 1997, the Registrant issued a warrant to purchase up to 6,667 shares of Series C Preferred Stock at an exercise price of $3.00 per share. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of the warrant.

  (g) On February 2, 1998, the Registrant issued a warrant to purchase up to 12,417 shares of Series D Preferred Stock at an exercise price of $3.02 per share. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of the warrant.

  (h) On April 14, 1998, the Registrant sold 2,872,232 shares of unregistered Series D Preferred Stock at a price per share of $3.029 to five investors for aggregate cash consideration of $8,699,990. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (i) On June 23, 1998, the Registrant sold 429,188 shares of unregistered Series D Preferred Stock at a price per share of $3.029 to twenty-four investors for aggregate cash consideration of $1,300,010. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (j) On October 15, 1998, the Registrant issued 1,856,675 shares of Common Stock pursuant the Agreement and Plan of Merger between the Registrant and LikeMinds, Inc. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of the shares.

  (k) On February 2, 1999, the Registrant issued a warrant to purchase up to 18,159 shares of Series E Preferred Stock at an exercise price of $3.533 per share. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of the warrant.

  (l) On March 15, 1999, the Registrant sold 3,783,046 shares of unregistered Series E Preferred Stock at a price per share of $3.533 to nineteen investors for aggregate cash consideration of $13,365,501. The Registrant relied upon
Section 4(2) of the Securities Act in connection with the sale of the shares.

  (m) On March 15, 1999, the Registrant issued a warrant to purchase up to 90,000 shares of Series C Preferred Stock at an exercise price per share of $2.20 to one investor. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of the shares.

  (n) On April 8, 1999, the Registrant sold 444,475 shares of unregistered Series E Preferred Stock at a price per share of $3.533 to nineteen investors for aggregate cash consideration of $1,570,330. The Registrant relied upon
Section 4(2) of the Securities Act in connection with the sale of the shares.

  (o) On August 12, 1999, the Registrant issued a warrant to purchase up to 30,000 shares of common stock at an exercise price of $15.00 to one investor. The Registrant relied upon Section 4(2) of the Securities Act in connection with the issuance of the warrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  1.1* Form of Underwriting Agreement.

  2.1  Agreement and Plan of Merger, dated September 18, 1998 by and among
        Registrant, LikeMinds, Inc. and LM Acquisition Corp.

  3.1  Articles of Incorporation of the Registrant, as currently in effect.

  3.2* Form of Certificate of Incorporation, in connection with the reincorporation of the Registrant in Delaware.

  3.3  Bylaws of the Registrant, as currently in effect.

  3.4* Form of Bylaws of the Registrant, in connection with the reincorporation of the Registrant in Delaware.

  4.1* Specimen Common Stock certificate.

  4.2  Amended and Restated Investors' Rights Agreement dated as of March 15,
        1999 among the Registrant and certain of the Registrant's security holders.
  5.1* Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
        regarding the legality of the securities being issued.
 10.1* Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.

 10.2  1996 Stock Plan.

 10.3  1997 Stock Plan.

 10.4  1999 Stock Plan.

 10.5  1999 Employee Stock Purchase Plan.

 10.6  Office lease dated February 5, 1998 between the Registrant and Ahdi
        Nashashibi.

 10.7* Sublease Agreement dated August 12, 1999 between the Registrant and
        Patrick & Co., Inc.

 10.8* Value Added Reseller Agreement dated April 29, 1996, as amended, between the Registrant and Object Design, Inc.

 10.9 Form of Change of Control Agreement between the Registrant and certain of the Registrant's officers.

 21.1  Subsidiaries of the Registrant.

 23.1* Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibit 5.1).

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants, relating to Andromedia, Inc.

 23.3 Consent of PricewaterhouseCoopers LLP, independent accountants, relating to LikeMinds, Inc.

 24.1  Power of Attorney (see page II-5).

 27.1  Financial Data Schedule.

--------
* To be filed by amendment.

  (b) Financial Statement Schedules

  All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

  (a) The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 24th day of August, 1999.

                                          ANDROMEDIA, INC.

                                                    /s/  Kent B. Godfrey
                                          By: _________________________________
                                                      Kent B. Godfrey
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Kent B. Godfrey and Paul Gifford and each one of them as attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

        /s/ Kent B. Godfrey          Chief Executive Officer and   August 24, 1999
____________________________________  Chairman of the Board
          Kent B. Godfrey             (Principal Executive
                                      Officer)

      /s/ Stephen F. Ghiglieri       Vice President of Finance     August 24, 1999
____________________________________  and Chief Financial Officer
        Stephen F. Ghiglieri          (Principal Financial and
                                      Accounting Officer)

        /s/ Paul R. Gifford          President and Director        August 24, 1999
____________________________________
          Paul R. Gifford

       /s/ L. William Krause         Director                      August 24, 1999
____________________________________
         L. William Krause

        /s/ Hyunja F. Laskin         Director                      August 24, 1999
____________________________________
          Hyunja F. Laskin

         /s/ Jack L. Rivkin          Director                      August 24, 1999
____________________________________
           Jack L. Rivkin

       /s/ Robert J. Saldich         Director                      August 24, 1999
____________________________________
         Robert J. Saldich

        /s/ Richard Wolpert          Director                      August 24, 1999
____________________________________
          Richard Wolpert

       /s/ Kristopher A. Wood        Director                      August 24, 1999
____________________________________
         Kristopher A. Wood

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
  1.1*   Form of Underwriting Agreement.

  2.1    Agreement and Plan of Merger, dated September 18, 1998 by and among
          Registrant, LikeMinds, Inc. and LM Acquisition Corp.
  3.1    Articles of Incorporation of the Registrant, as currently in effect.

  3.2*   Form of Certificate of Incorporation, in connection with the reincorporation of the Registrant in Delaware.

  3.3    Bylaws of the Registrant, as currently in effect.

  3.4*   Form of Bylaws of the Registrant, in connection with the
          reincorporation of the Registrant in Delaware.

  4.1*   Specimen Common Stock certificate.

  4.2    Amended and Restated Investors' Rights Agreement dated as of March 15,
          1999 among the Registrant and certain of the Registrant's security holders.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          regarding the legality of the securities being issued.
 10.1*   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.

 10.2    1996 Stock Plan.

 10.3    1997 Stock Plan.

 10.4    1999 Stock Plan.

 10.5    1999 Employee Stock Purchase Plan.

 10.6    Office lease dated February 5, 1998 between the Registrant and Ahdi
          Nashashibi.

 10.7*   Sublease Agreement dated August 12, 1999 between the Registrant and
          Patrick & Co., Inc.

 10.8* Value Added Reseller Agreement dated April 29, 1996, as amended, between the Registrant and Object Design, Inc.

 10.9 Form of Change of Control Agreement between the Registrant and certain of the Registrant's officers.

 21.1    Subsidiaries of the Registrant.

 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants, relating to Andromedia, Inc.

 23.3 Consent of PricewaterhouseCoopers LLP, independent accountants, relating to LikeMinds, Inc.

 24.1    Power of Attorney (see page II-5).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.